                                                                    EXHIBIT 99.2

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                   BAPTIST HOSPITALS AND HEALTH SYSTEMS, INC.

                                      AND

                          AFFILIATED FLORIDA COMPANIES

                                      AND

                        MANATEE MEMORIAL HOSPITAL, L.P.

                                      AND

                        UNIVERSAL HEALTH SERVICES, INC.

                           DATED AS OF JUNE 30, 1995


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                               TABLE OF CONTENTS

Section                                                                                                              Page
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
1.       Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     Assets Conveyed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

2.       Payment of the Purchase Price and Assumption of Liabilities.   . . . . . . . . . . . . . . . . . . . . . .    6
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2     Adjustments and Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.3     Liabilities Assumed by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.4     Liabilities Retained by the BHHS Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2.5     Instruments of Conveyance and Transfer of Books and Records  . . . . . . . . . . . . . . . . . . .   11

3.       Representations and Warranties of the BHHS Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.1     Organization, Capitalization, Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.1.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.1.2    Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.2     Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.3     Authority and No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.4     Financial Statements, Books and Records and Change in Condition. . . . . . . . . . . . . . . . . .   16
                 3.4.1    Financial Statements Provided . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 3.4.2    Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 3.4.3    Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.4.4    Events Subsequent to the Balance Sheet Date . . . . . . . . . . . . . . . . . . . . . . .   18
         3.5     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.6     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.7     Property to Operate Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.8     Trade Names, Trademarks, Copyrights, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         3.10    Compliance with Laws; Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         3.11    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         3.12    Employee and Labor Matters and Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         3.13    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         3.14    Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         3.15    Professional Staff, Medicare, Medicaid and Other Health Care Programs  . . . . . . . . . . . . . .   44
         3.16    Facility Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         3.17    Suppliers and Providers of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         3.18    Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         3.19    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         3.20    No Illegal or Improper Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         3.21    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         3.22    No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         3.23    No Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

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
Section                                                                                                              Page
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
4.       Representations and Warranties of the Purchaser and UHS  . . . . . . . . . . . . . . . . . . . . . . . . .   51
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         4.2     Authority and No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         4.3     Defaults, Consents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         4.4     No Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

5.       Obligations Before and After Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         5.1     BHHS Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
                 5.1.1    Access to Premises and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
                 5.1.2    Conduct of Business in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . .   55
                 5.1.3    Representations and Warranties True at Closing  . . . . . . . . . . . . . . . . . . . . .   56
                 5.1.4    Further Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 5.1.5    Interviewing Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 5.1.6    No Shopping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 5.1.7    Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 5.1.8    Tax Returns Through Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                 5.1.9    Subsequent Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                 5.1.10   FIRPTA Affidavits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         5.2     BHHS/Purchaser/UHS Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                 5.2.1    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
                 5.2.2    Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
                 5.2.3    Confidentiality Obligations of the Parties  . . . . . . . . . . . . . . . . . . . . . . .   61
         5.3     Purchaser/UHS Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                 5.3.1    Representations and Warranties True at Closing  . . . . . . . . . . . . . . . . . . . . .   61
                 5.3.2    Further Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                 5.3.3    Employment of BHHS Florida Affiliates Personnel . . . . . . . . . . . . . . . . . . . . .   61
                 5.3.4    Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
                 5.3.5    Purchaser/UHS Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

6.       Conditions Precedent to the Performance of UHS and the Purchaser.  . . . . . . . . . . . . . . . . . . . .   64
         6.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         6.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.3     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.4     Certification by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.5     Opinion of the BHHS Entities' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.6     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.7     Legal Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         6.8     Consents, Approvals, Permits, Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         6.9     Property Tax Records; Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         6.10    Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         6.11    Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         6.12    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

7.       Conditions Precedent to the BHHS Entities' Performance . . . . . . . . . . . . . . . . . . . . . . . . . .   70

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
Section                                                                                                              Page
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
         7.1     Accuracy of Representations and Warranties of UHS and the Purchaser  . . . . . . . . . . . . . . .   70
         7.2     Performance; Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         7.3     Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         7.4     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         7.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         7.6     Opinion of Counsel for UHS and the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         7.7     Long Term Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         7.8     Delivery of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
         7.9     State Birds and Flowers Commemorative Collection . . . . . . . . . . . . . . . . . . . . . . . . .   73
         7.10    Receipt of Valuation Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

8.       Joint Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         8.1     Access to Books and Records; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         8.2     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
         8.3     Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76

9.       Certain Actions After the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77

10.      The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

11.      Survival of Representations; Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         11.1    Survival of Representations, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         11.2    Indemnification by the BHHS Entities.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         11.3    Indemnification by the Purchaser and UHS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
         11.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         11.5    Limitations on Indemnification Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

12.      Entire Agreement; Modification, Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

13.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

14.      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

15.      Successors and Assigns; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

16.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

17.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87

18.      No Third-Party Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

19.      Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

20.      Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

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
Section                                                                                                              Page
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
21.      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

22.      Additional Assumed Liability of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

23.      No Partnership or Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89


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                            ASSET PURCHASE AGREEMENT

         AGREEMENT, made as of the 30th day of June, 1995, by and among (i) MANATEE MEMORIAL HOSPITAL, L.P., a Delaware limited partnership (the "Purchaser"), and an indirect subsidiary of UNIVERSAL HEALTH SERVICES, INC. ("UHS"), a Delaware corporation, (ii) UHS, (iii) BAPTIST HOSPITALS AND HEALTH SYSTEMS, INC., an Arizona non-profit corporation ("BHHS"), and (iv) the corporations listed on Exhibit A hereto, each a Florida corporation and an affiliate of BHHS (collectively, the "BHHS Florida Affiliates"). BHHS and the BHHS Florida Affiliates are sometimes collectively referred to herein as the "BHHS Entities."

                              W I T N E S S E T H :

         WHEREAS, BHHS directly or indirectly controls the BHHS Florida Affiliates, which provide health care related services in the state of Florida through the operation of the health care facilities listed on Exhibit A hereto (collectively, the "Facilities"), including Manatee Memorial Hospital (the "Hospital"), First Care Clinic, a portion of Health Park East, and Florida Home Health Services - Manasota;

         WHEREAS, the Purchaser desires to purchase and the BHHS Florida Affiliates (with the approval of BHHS) desire to sell substantially all of the assets used by the BHHS Florida Affiliates in the operation of the Facilities, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Purchaser has deposited $250,000 with BHHS to evidence its good faith intention to consummate the transactions contemplated hereunder;

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto agree as follows:

         1.      Purchase and Sale of Assets.

                 1.1 Assets Conveyed. At the closing of the transactions contemplated hereby (the "Closing") on the Closing Date (as hereinafter defined), and upon the basis of the representations, warranties, covenants and agreements contained herein, each of the BHHS Florida Affiliates shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase on the terms set forth herein, all of the BHHS Florida Affiliates' right, title and interest in and to their respective assets ("Assets"), except for the Excluded Assets as provided for in Section 1.2, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances. "Permitted Encumbrances" shall mean (a) liens of current taxes not yet due and payable; (b) those easements, rights of way, servitudes, restrictions, liens and other matters described in Schedule 3.6(b) hereto; (c) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business; (d) Liens created by the Purchaser or UHS and (e) the Assumed Liabilities (as defined below). The "Assets" shall mean all those personal, tangible and intangible properties, and the real property and improvements of the BHHS Florida Affiliates used in connection with the operation of the Facilities as set forth below other than Excluded Assets (as defined below) including without limitation, those more particularly described in the Schedules to this Section 1.1, including the going concern value of the BHHS Florida Affiliates, if any, including assets described in (a) through (i), below:

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

                      (a) Contractual Rights: all rights and benefits and obligations (arising after the Closing Date) of the BHHS Florida Affiliates under all contracts relating to the operation of the Facilities as listed on
Schedule 1.1(a) hereto (which also recites those contracts, the assignment of which by their terms requires third party consent) including leases to the extent such rights and benefits can be assigned (the "Assumed Contracts");

                      (b) Licenses and Permits: to the extent permitted by applicable law and regulation, all licenses and permits held or used by the BHHS Florida Affiliates in connection with the ownership of the Assets and the conduct of the operations of the Facilities as listed on Schedule 1.1(b) hereto;

                      (c) Equipment: all equipment, computers, computer hardware and software (subject to any restrictions by licensors on the assignment thereof), tools, supplies, furniture, vehicles, and other tangible personal property and assets owned or leased by the BHHS Florida Affiliates related to the Facilities as of the date of this Agreement, as such items may be modified prior to Closing in the ordinary course of business. Such items shall be listed on Schedule 1.1(c) to be furnished by UHS no later than July 31, 1995, which Schedule shall be reasonably satisfactory to BHHS;;

                      (d) Leases: to the extent permitted by the applicable lease agreement, all the interest of and the rights and benefits accruing to the BHHS Florida Affiliates as lessees under (i) the leases relating to the Leased Properties and all leasehold improvements and fixtures relating thereto as defined and described in Schedule 3.6 hereto and (ii) the leases or rental agreements covering equipment, computers, computer hardware and software used at the Facilities, all such leases as described in Schedule 1.1(a) and 3.11 hereto;

                      (e) Current Assets: all accounts and notes receivable (including without limitation, any claims, remedies and other rights related thereto) rights to

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



payment for services rendered through the Closing Date, all claims for amounts due, or that may become due from Medicare, Medicaid or any other health care or payment intermediary resulting from cost reports or other adjustments, usable inventories of supplies relating to the Facilities and prepaid expenses relating to the Facilities on the Closing Date arising in connection with the BHHS Florida Affiliates' conduct of the operations of the Facilities ("Current Assets");

                      (f) Records: all operating data and records of the BHHS Florida Affiliates relating to the BHHS Florida Affiliates, the Facilities and the Assets, including without limitation, client lists and records, patient records, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, projections, copies of financial, accounting and personnel records, correspondence and other similar documents and records except as to medical records, if any, which are prohibited by law to be transferred and assigned without patient approval and except as to attorney-client communications and attorney work product and BHHS Florida Affiliates' Board and Board Committee minutes;

                      (g) Intellectual Property: all of the intangible and intellectual property of the BHHS Florida Affiliates used in the operation of the Facilities, including all software (including all source codes and object codes, to the extent such are legally and contractually permitted to be transferred), products, research data, marketing plans and strategies, forecasts, trademarks, servicemarks (but restricting use by Purchaser and UHS of the servicemark "Design of Cross with Sunburst numbered T16379 to Florida only), tradenames (but restricting use by Purchaser and UHS of the tradename "Med-Vet" to Florida only), licenses (if transferable), copyrights, operating

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



rights, permits and other similar intangible property and rights relating to the Facilities as such property and rights are listed in Schedule 1.1(g);

                      (h) Real Property: all of the land and leasehold interests described in Schedule 3.6 and the improvements, fixtures and other property located thereon that is classified under Florida law as real property; and

                      (i) Certificate of Need: the certificate of need (the "CON") described in Schedule 1.1(i) hereto (to the extent legally permitted to be transferred);

                      (j) Pension Plans: all assets of the Manatee Memorial Hospital Retirement Plan (the "Retirement Plan"), provided the Retirement Plan is assumed by Purchaser in accordance with Section 8.3; and

                      (k) Judgment Rights: all judgments of record in favor of any of the BHHS Florida Affiliates.

                 1.2 Excluded Assets. Anything to the contrary in Section 1.1 notwithstanding, the Assets shall exclude and the Purchaser shall not purchase the following (collectively, the "Excluded Assets"):

                      (a) cash, cash equivalents and short-term investments;

                      (b) any and all accounts receivable respecting an intercompany transaction among the BHHS Entities and any other affiliate of BHHS, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

                      (c) securities or other instruments or investments constituting current assets other than accounts and notes receivable as set forth in Section 1.1(e);

                      (d) restricted funds (assets whose use is limited as set forth in the August Balance Sheet (as hereinafter defined) or assets of a similar nature arising after the date of the August balance sheet);

                      (e) prepaid insurance, self insurance trust funds and charitable contributions, pledges and deferred gifts provided that no such contributions shall consist of tangible assets other than cash or cash equivalents;

                      (f) video conferencing equipment; and

                      (g) those other items which the Purchaser in its sole discretion determines not to purchase, including without limitation, those specifically set forth in Schedule 1.2 hereto. Purchaser shall advise BHHS in writing at least ten (10) days prior to Closing those other items which Purchaser does not intend to purchase. Any items so excluded shall not reduce the Purchase Price (as hereinafter defined).

         2.      Payment of the Purchase Price and Assumption of Liabilities.

                 2.1 Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be $139,218,000 payable as follows:

                      (a) $250,000 (the "First Deposit") has been deposited in escrow with Bank One of Arizona, the principal and interest amounts of which shall be released to BHHS or its nominee affiliate on the Closing Date or released to UHS in whole, all in accordance with the terms of the Escrow Agreement annexed as Exhibit B hereto (the "Escrow Agreement").

                      (b) $7,750,000 (the "Second Deposit") has been deposited in escrow with Bank One of Arizona at the time of the signing of this Agreement, the principal and interest amounts of which will be released to BHHS or its nominee affiliate on the Closing Date or released to UHS in whole, all in accordance with the terms of the Escrow Agreement.

                      (c) $131,218,000 (the "Closing Payment") shall be payable by certified or bank check or wired Federal funds on the Closing Date to such account as shall be designated by BHHS no later than 5 days prior to the Closing Date subject to adjustment as provided in Section 2.2 hereof.

                 2.2  Adjustments and Prorations.

                      (a) The Closing Payment shall be reduced to the extent "Working Capital" (accounts receivable net (including Medicare and Medicaid receivables) plus inventory, plus other current assets transferred to Purchaser less accounts payable less accrued payroll and related expenses less other current liabilities and all current liabilities assumed pursuant to Section 2.3 hereof (including Medicare and Medicaid liabilities assumed by Purchaser) calculated consistent with the July 31, 1994 interim unaudited balance sheet of the BHHS Florida Affiliates is less than $9,900,000 on the Closing Date; and the Closing Payment shall be increased to the extent Working Capital (as defined herein) is greater than $9,900,000 on the Closing Date.

                      (b) Within 60 days after the Closing Date, the BHHS Entities and the Purchaser shall prorate as of the Closing Date, ad valorem taxes, if any, on the Assets, including any and all ad valorem property taxes on the Real Property or the Improvements.

                 2.3 Liabilities Assumed by the Purchaser. In further consideration for the sale of the Assets, on and as of the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge the Assumed Liabilities. Subject to Section 8.3, and except as otherwise specifically provided herein, for purposes of this Agreement, the term "Assumed Liabilities" shall include, and shall be limited solely to any and all obligations of the BHHS Florida Affiliates relating to the Assets and
(a) reflected on the August Balance Sheet (as defined below) to the extent they are liabilities on the Closing Date, (b) current liabilities calculated consistent with the July 31, 1994 unaudited balance sheet of the BHHS Florida Affiliates accruing from and after August 31, 1994 in the ordinary course of business, or (c) accruing from and after the Closing Date, other than those obligations which the Purchaser expressly does not assume in accordance with
Section 2.4 below. Without limiting the generality of the foregoing, the Purchaser will assume (i) all Assumed Contracts and capital and operating leases of the BHHS Entities relating to the operation of the Facilities (which leases are set forth on Schedules 1.1(a) and/or 3.6 and/or 3.11 hereto), (ii) all current liabilities calculated consistent with the July 31, 1994 unaudited balance sheet of the BHHS Florida Affiliates to employees for compensation and fringe benefits, incentive payments, accrued bonuses, vacation, sick leave, maternity and other leave and earned time, all to the extent, and only to the extent, such liabilities are reflected in the August Balance Sheet or arose after the date of the August Balance Sheet pursuant to plans and arrangements in existence on that date, (iii) in accordance with Section 8.3, the liabilities and sponsorship of the Retirement Plan (described in Section 1.1(j)), (iv) all liabilities for amounts due or that may become due to the Medicare, Medicaid or any other health care reimbursement or payment intermediary resulting from cost report or other adjustments or depreciation or other reimbursement recapture reflected in the August Balance Sheet or liabilities arising after the date of the August Balance Sheet and, except with respect to Medicare recapture, reflected as a current liability calculated consistent with the July 31, 1994 unaudited balance sheet of the BHHS Florida

Affiliates, and (v) all liabilities for unemployment compensation and workers' compensation and the Florida Patient Medical Assistance Trust Fund ("PMATF") as reflected on the August Balance Sheet or arising after the date of the August Balance Sheet in the ordinary course of business and reflected as a current liability calculated consistent with the July 31, 1994 unaudited balance sheet of the BHHS Florida Affiliates. The Purchaser will also assume the obligations of Manatee Hospitals and Health Systems, Inc. under its indigent care agreement, dated September 1, 1990, with the County of Manatee as it may be amended from time to time; provided, however, that Purchaser shall not assume any liability which is not a current liability (i.e.,not included in the calculation of Working Capital in accordance with Section 2.2 (c) hereof) calculated consistent with the July 31, 1994 Unaudited Balance Sheet in excess of $1,891,000 in the aggregate.

                 2.4 Liabilities Retained by the BHHS Entities. Notwithstanding anything to the contrary contained herein, the Purchaser shall not assume any debts, obligations or liabilities of the BHHS Entities not expressly assumed pursuant to Section 2.3 hereof or elsewhere in this Agreement; and, the BHHS Entities shall continue to be obligated to pay, perform and discharge their respective debts, obligations and liabilities and hold the Purchaser harmless from any such liabilities, including without limitation:

                      (a) any and all obligations for the payment of any long term indebtedness existing at the Closing Date (including the current portion thereof) relating to the BHHS Entities whether or not set forth on the August Balance Sheet;

                      (b) any and all accrued interest through the Closing Date;

                      (c) any and all liabilities respecting an intercompany transaction among the BHHS Entities and any other affiliate of BHHS, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

                      (d) except for (i) the Assumed Liabilities, and (ii) any liabilities arising solely from actions or omissions of UHS, its agents, employees or affiliates pursuant to the Management Services Agreement or otherwise, any and all actual or contingent liabilities or obligations of or demands upon the BHHS Entities arising from acts or omissions of the BHHS Entities (actual or alleged) prior to the Closing Date including liabilities or obligations arising from breach by any BHHS Entity of any Assumed Contract, or any liabilities now existing or which may hereafter exist by reason of any alleged violation of law or Governmental regulation or any other claims arising out of any act or omission of the BHHS Entities prior to the Closing Date including, without limitation, any malpractice claims or liabilities;

                      (e) all liabilities arising out of or in connection with the existence of Hazardous Materials (as defined in Section 3.10(c)) upon, about, beneath or migrating to or from the Owned Property (as defined in Section 3.6(a)) on or before the Closing Date or the existence on or before the Closing Date of any violation of any Environmental Laws (as defined in Section 3.10(c)) pertaining to any such Owned Property or the operation of the Facilities or any other business operated therefrom;

                      (f) federal, state and local income taxes, if any, payable with respect to any activities of the BHHS Entities through the Closing Date;

                      (g) sales and other taxes (including, without limitation, use taxes) payable with respect to the business or operations of BHHS Entities through the Closing Date or the transactions contemplated hereby;

                      (h) any liability or obligation to any broker, finder, investment banker or other intermediary engaged by any BHHS Entity in connection with the sale of the Assets (including) without limitation, the transactions contemplated by this Agreement;

                      (i) the BHHS Entities' obligations and liabilities arising under this Agreement;

                      (j) except as specifically provided otherwise in Sections 2.3(ii), 2.3(iii) or 8.3, any liability for benefits or otherwise which has arisen or may arise under or in connection with any Employee Plan (as defined in 3.12(a); and

                      (k) any liability arising out of any medical malpractice or workers' compensation other than as specified in Section 2.3 or similar acts or omissions arising prior to the Closing Date.

                 2.5  Instruments of Conveyance and Transfer of Books and
Records.

                      (a) At the Closing, the BHHS Florida Affiliates shall deliver to the Purchaser such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment as are required pursuant to the provisions hereof in the required form and substance, in order to convey to the Purchaser good and marketable title to (or valid and enforceable leasehold, license or similar interests in) the Assets, free and clear of all Liens except Permitted Encumbrances. Subject to reimbursement pursuant to Section 13 hereof, the BHHS

Florida Affiliates shall pay all sales, transfer or stamp taxes, or similar charges, payable by reason of the sale, assignment, transfer and delivery hereunder of the Assets.

                      (b) At the Closing, and except as may otherwise be provided for herein, the BHHS Florida Affiliates shall use all reasonable efforts to deliver to the Purchaser all written consents which are required under any Assumed Contract being assigned to the Purchaser hereunder; provided, however, that as to any Assumed Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, the BHHS Florida Affiliates shall use all reasonable efforts to obtain such consents promptly following the Closing Date and deliver constructive use of BHHS Florida Affiliates rights (and obligations) thereunder pending delivery of such consents.

                      (c) At the Closing, the BHHS Florida Affiliates shall deliver general warranty deeds to the Owned Property conveying good and marketable title, free and clear of all mortgages, liens, charges or other encumbrances except for the Permitted Encumbrances. The BHHS Florida Affiliates shall deliver standard ALTA fee owner's title insurance policies (the "Title Policies") insuring title to each parcel of Owned Property in the Purchaser as prospective fee owner, subject only to the Permitted Encumbrances, in the aggregate amount of $41,770,000, which aggregate amount shall be allocated as follows: (i) $8,000,000 from Attorneys' Title Insurance Fund, Inc. ("Attorneys' Fund"); and (ii) $33,770,000 from Commonwealth Land Title Insurance Company ("Commonwealth": Commonwealth and Attorneys' Fund are sometimes hereinafter referred to collectively as the "Title Companies"). The Title Companies shall act as co-insurers for their respective Title Policies, with the amount under each of such policies to be further allocated for re-insurance with such other title insurance companies and in such amounts as shall be reasonably satisfactory to the Purchaser. The BHHS Entities shall also deliver surveys of the Owned Property made by a registered land surveyor bearing a certificate addressed to the Purchaser and the Title Companies, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no encumbrances except as shown, and complying with the minimum detail requirements for ALTA/ACSM and land Title Surveys as adopted by the American Land Title Association and the American Congress on Surveying and Mapping 1992. The survey shall provide sufficient detail to provide the basis for the Title Companies to issue their respective Title Policies without the general exception for survey matters. Notwithstanding the foregoing, no survey shall be required hereunder for Units 1 and 2 of Manatee M.O.B., a condominium. The BHHS Entities shall pay all premiums and other expenses relating to such survey and title insurance policy commitment including, without limitation, the title insurance premium subject to Section 13 hereof. The BHHS Entities shall pay all transfer taxes and recording fees payable by reason of the delivery or recording of the general warranty deeds to the Owned Property subject to Section 13 hereof.

         3.      Representations and Warranties of the BHHS Entities.

                 In order to induce the Purchaser to enter into and perform this Agreement, the BHHS Entities, jointly and severally, represent, warrant and agree as follows:

                 3.1  Organization, Capitalization, Authorization, Etc.

                      3.1.1 Organization. Each of the BHHS Entities is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation as set forth on Schedule 3.1.1 hereto, with all the requisite power and authority to execute, deliver and perform this Agreement and to hold the properties, rights and assets and to carry on the businesses now conducted by it. Each of the BHHS Entities is qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary except where such failure to qualify would not have a material adverse effect on the BHHS Entities, all of which jurisdictions are set forth on Schedule 3.1.1 hereto.

                      3.1.2 Governing Documents. Copies of the Articles of Incorporation and By-Laws of each of the BHHS Entities have heretofore been delivered to the Purchaser and are true, complete and correct.

                 3.2 Ownership of Assets. Except as set forth in Schedule 3.2 hereto, the BHHS Florida Affiliates are the legal and beneficial owner of their respective Assets described in Section 1.1 hereto, free and clear of any Liens other than Permitted Encumbrances, and each BHHS Florida Affiliate has full right, power and authority to sell, transfer, assign, convey and deliver all of the Assets to be sold by each of them, respectively, hereunder and delivery thereof will convey to Purchaser good and marketable title to said Assets, free and clear of any Liens other than Permitted Encumbrances.

                 3.3 Authority and No Conflict. (a) Each BHHS Entity has full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and this Agreement has been duly authorized, executed and delivered by each BHHS Entity. The execution and delivery of this Agreement by each BHHS Entity does not, and consummation of the transactions contemplated hereby will not

(a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Articles of Incorporation or By-laws of any BHHS Entity; (b) conflict with, or result in any violation of or default or loss of any material benefit under, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which any BHHS Entity is a party or to which any of their respective properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any material benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which any BHHS Entity is a party or to which any of the Assets is subject (other than the Bonds as to which there will be a defeasance or tender pursuant to Section 7.7), or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the Assets; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of (i) any License (as defined in Section 3.18) relating to the ownership and operation of health care facilities which are the subject of the transactions contemplated hereby; subject, however, to UHS and/or the Purchaser obtaining new licenses for its operations of the facilities; or (ii) any other material License related to the Assets or the Assumed Liabilities. All action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or prior to the Closing Date will have been taken or obtained by each BHHS Entity. This is a valid and binding agreement of each BHHS Entity enforceable in accordance with its terms, subject to the effect of bank-ruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors.

                      (b) The execution, delivery and performance by the BHHS Entities of this Agreement, and the performance of the transactions contemplated by this Agreement, do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental agency of such a nature that the failure to obtain the same would have a material adverse effect on the Assets, except for compliance with the HSR Act (as hereinafter defined) and except for (i) such governmental authorizations, consents, approvals, certifications, licenses and orders that customarily accompany the transfer of health care facilities such as the Facilities, (ii) receipt of a favorable ruling from the Internal Revenue Service or bond counsel opinion described in Section 7.7 hereof, or (iii) as otherwise provided for in this Agreement.

                 3.4 Financial Statements, Books and Records and Change in Condition.

                      3.4.1 Financial Statements Provided. The BHHS Florida Affiliates have delivered to the Purchaser true, correct and complete copies of the audited balance sheet of the BHHS Florida Affiliates as of August 31, 1994 (the "August Balance Sheet") and the related statements of operations, and statements of fund balance and cash flows for the 12 months then ended, together with notes to such financial statements together with the report thereon of Ernst & Young L.L.P., independent public accountants (the "August Financial Statements"). The August Financial Statements are in accordance with the books and records of the BHHS Florida Affiliates and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the period covered thereby (except as otherwise indicated in the notes thereto), and the balance sheets included therein present fairly as of August 31, 1994 the financial condition of each of the BHHS Florida Affiliates. The statements of operations, and statements of fund balance and cash flows included in the August Financial Statements present fairly the results of operations, fund balance and cash flows of the BHHS Florida Affiliates for the periods indicated, and the notes included in the August Financial Statements present fairly the information purported to be shown thereby. The statements of operations included in the August Financial Statements do not contain any items of material non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein. The BHHS Florida Affiliates have also delivered to the Purchaser the July 31, 1994 Interim Unaudited Balance Sheet of the BHHS Florida Affiliates referenced in Section 2.2(a).

                      3.4.2 Receivables. The accounts receivable of all kinds of the BHHS Florida Affiliates which are included in the Assets, net of the allowance for doubtful accounts applicable thereto included in the balance sheets included in the August Financial Statements arose in the usual and ordinary course of business of the BHHS Florida Affiliates from arms'-length transactions, and to the knowledge of the BHHS Florida Affiliates, except as set forth on Schedule 3.4.2 hereto, there do not exist any defenses, counterclaims and set-offs known to the BHHS Florida Affiliates which would materially adversely affect such receivables, and all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the BHHS Florida Affiliates. The BHHS Florida Affiliates have fully performed all obligations with respect thereto which they were obligated to perform to the date hereof. The BHHS Florida Affiliates have delivered to the Purchaser an aging schedule for the accounts receivable as of April 30, 1995.

                      3.4.3 Inventories. All inventories of the BHHS Florida Affiliates set forth on the August Balance Sheets, and all inventories acquired subsequent to August 31, 1994 (the "Balance Sheet Date") are valued at the lower of cost (applied on a first-in-first-out basis) or market in accordance with generally accepted accounting principles. All inventories included in the Assets consist, and at the Closing will consist, of a quality and quantity usable and saleable in the ordinary course of business without discount or reduction, except for items of obsolete materials, all of which have been written down on the August Balance Sheets to realizable market value. The present quantities of inventory of the BHHS Florida Affiliates are and at Closing will be consistent with the past inventory practices of the respective BHHS Florida Affiliates.

                      3.4.4 Events Subsequent to the Balance Sheet Date. Since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or, to the knowledge of the BHHS Entities, material adverse change in the reasonably expectable prospects (except for any change in prospects which may arise from regulatory or legislative changes in the health care industry, for which no representation is made), of any BHHS Florida Affiliate, whether as a result of revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, and, to the knowledge of the BHHS Entities, no fact or condition exists or is contemplated or threatened which could reasonably be anticipated to cause such a change in the future.

                 Since the Balance Sheet Date and except as listed on Schedule
3.4.4 hereto, no BHHS Florida Affiliate has (a) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), other than current liabilities incurred and liabilities under contracts entered into, all of which were in the ordinary course of business; (b) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the most recent balance sheet included in the August Financial Statements and current liabilities incurred since the Balance Sheet Date in the ordinary course of business; (c) declared or made any payment or distribution (whether in cash, securities, other property or any combination thereof) on or in respect of the capital stock of the BHHS Florida Affiliates; (d) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible (including the Assets), other than in the ordinary course of business consistent with past practices; (e) sold, assigned or transferred any of its tangible assets or canceled any debt or claim except in the ordinary course of business; (f) sold, assigned, transferred or granted any license with respect to any trademark, trade name, service mark, copyright, trade secret or other intangible assets except in the ordinary course of business; (g) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business; (h) suffered any material adverse change in its relations with, or any material loss or, to its knowledge, material adverse threatened loss of, any of its material suppliers, managed care contracts, physician relationships or Medicare or Medicaid contracts; (i) other than in the ordinary course of business and consistent with past practice, (1) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of its directors, officers or employees, (2) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (3) increased the compensation, bonus or other benefits payable to any of its directors, officers or employees; (j) made any material change in the manner of its business or operations, including without limitation any change in the manner in which any BHHS Florida Affiliate extends credit to patients or otherwise deals with patients; (k) made any material change in any method of accounting or accounting practice, except for any such changes required by reason of a concurrent change in generally accepted accounting principles or disclosed in the August Financial Statements; (l) written off as uncollectible any accounts or notes receivable in excess of reserves; (m) been the subject of any material labor dispute or, to its knowledge, threat thereof; (n) entered into any material transaction except in the ordinary course of business or as otherwise contemplated hereby; or (o) entered into any commitment (contingent or otherwise) to do any of the foregoing.

                 3.5 Absence of Undisclosed Liabilities. No BHHS Florida Affiliate has any direct debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which is not reflected or reserved against in the August Financial Statements except for (a) those which are not required by generally accepted accounting principles to be so reflected, (b) those which were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate; or (c) otherwise disclosed on a Schedule to the Agreement.

                 3.6 Real Property.

                      (a) Schedule 3.6 hereto identifies all interests in real property including land and improvements held by the BHHS Florida Affiliates as of the date hereof, together with the nature of such interest. To the extent that any such interest is shared, Schedule 3.6(a) also sets forth the nature and proportion of the sharing arrangement. Each of the properties on Schedule 3.6(a) is identified either as a property in which the BHHS Florida Affiliate holds all or a portion of the fee title (individually, an "Owned Property" and collectively, the "Owned Properties"), or all or a portion of a leasehold estate in the property (individually, a "Leased Property" and collectively, the "Leased Properties"). The Owned Properties and the Leased Properties are collectively referred to herein as "Real Property."

                      (b) The BHHS Florida Affiliates have good, valid and marketable title to each Owned Property free and clear of all Liens whatsoever except for Permitted Encumbrances identified in Schedule 3.6(b). The BHHS Florida Affiliates' occupation, possession and use of the Leased Properties has not been disturbed in any material respect and no written claim has been asserted or, to the knowledge of the BHHS Entities, threatened, adverse to the respective rights of the BHHS Florida Affiliates to the continued occupation, possession and use of the Leased Properties, as currently utilized and as presently contemplated to be utilized.

                      (c) Except as disclosed by Schedule 3.6(c), all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Owned Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the "Improvements") are in reasonably good operating condition and repair, subject to normal wear and maintenance (taking due regard for the age of each of the Improve-ments involved and in comparison in the aggregate to similar improvements in comparable facilities of comparable age) and are usable in the regular and ordinary course of business, and no material maintenance, repair or necessary replacement thereof has knowingly been deferred. As used in the preceding sentence, "material" shall mean as to any single maintenance, repair or replacement item that the cost thereof shall be greater than $10,000. Except as set forth on Schedule 3.6(c), to the knowledge of each BHHS Entity, there are no unsatisfied requirements for any material repairs, restorations or improvements to the Owned Property and Improvements from any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), except as conducted in the regular and ordinary course of business. All material repairs to the Owned Property and Improvements have been paid for, accrued on the August financial statements or are consistent with the budget for any BHHS Florida Affiliate at which such repair is being made. No portion of the Owned Property has suffered any material damage by fire or other casualty which heretofore has not been repaired in all material respects. No Person other than the BHHS Florida Affiliates owns any material Improvements necessary to the operation of the business of the BHHS Florida Affiliates. Except as disclosed on Schedule 3.6 with respect to the walls, roof and subterranean portions, if any, of the Improvements, presently there is no material water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions which would impair in any material respect the beneficial use of the Owned Property and Improvements by the Purchaser in any material manner.

                      (d) The use and operation of the Owned Property and Improvements by the relevant BHHS Florida Affiliates is not in material violation of any relevant use statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including without limitation, zoning and land use laws (collectively, "Use Laws") of any applicable Governmental Entity having jurisdiction over any such Owned Property and Improvements. The construction of the Improvements on each parcel of Owned Property is not in material violation of any relevant use statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including without limitation, all laws relating to the construction and safety of the Improvements and access thereto by the handicapped (collectively, "Construction Laws" and, collectively with the Use Laws, "Real Property Laws") of every Governmental Entity having jurisdiction over any such Improvements in connection with the use and operation of the Owned Property and Improvements by the relevant BHHS Florida Affiliates. Effective as of the Closing, the Purchaser shall have the right under all Real Property Laws to continue the use and operation of the Owned Property and Improvements for their current uses in the operation of the business of the BHHS Florida Affiliates. No BHHS Entity has received any written notice of any violation of or investigation regarding any Real Property Laws. With the exception of the Permitted Encumbrances and except to the extent disclosed by the survey required to be delivered herein, none of the Owned Property or the Improvements, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting the Owned Property and/or Improvements in any manner which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied and operated. With the exception of the Permitted Encumbrances and except to the extent disclosed by the survey required to be delivered hereunder, no building or structure of any third party encroaches upon the Owned Property or any easement or right of way benefiting the Owned Property. The BHHS Florida Affiliates have provided the Purchaser with copies of the most recent title reports in their possession relating to the Owned Property and all title insurance policies currently in effect with respect to such Owned Property. Notwithstanding the foregoing, the provisions of subparagraphs (c) and (d) shall not apply to Parcel 3 as described in Section 3.6(a) (the Auxiliary House) except to the extent it results in a material liability to a third party.

                      (e) No BHHS Entity has received written notice of, nor do they otherwise have knowledge of, any condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have a material adverse effect on the use and operation of any portion of the Owned Property and/or Improvements for their respective intended purposes or the value of any material portion of the Owned Property or Improvements, nor except as described on Schedule 3.6(e) hereto, has any BHHS Entity received notice of any special improvements, liens, assessments or assessment proceedings affecting any of the Owned Property or Improvements, nor has any BHHS Entity received any written notice of violation or claimed violation of any Real Property Law.

                      (f) To the knowledge of the BHHS Entities and except as disclosed on Schedule 3.6(f), all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the current use and operation of the Owned Property and Improvements are installed to the property lines of the Owned Property, are connected (pursuant to valid permits to the extent required) to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Owned Property and Improvements as currently used in the operation of the business of the BHHS Florida Affiliates and to permit compliance with the requirements of all applicable Real Property Laws. The BHHS Florida Affiliates have no knowledge or notice of any fact or condition which could result in the termination or reduction of the current access from the Owned Property to existing roads or to sewer or other utility services presently serving the Owned Property.

                      (g) All licenses, permits, certificates (including without limitation certificates of occupancy), easements and rights of way, including proof of dedication, required from all Governmental Entities having jurisdiction over the Owned Property for the use and operation of the Owned Property and Improvements as currently used in the operation of the business of the BHHS Florida Affiliates and to provide for vehicular and pedestrian ingress to and egress from the Owned Property have been obtained, except where the failure to obtain any such license, permit, certificate, easement or right of way would not have a material adverse effect on the value or use of the Owned Property by the BHHS Florida Affiliates or the Purchaser. The transactions contemplated hereby will not require the issuance of any new or amended license, permit or certificate except for any licenses or certificates of need (or waiver thereof) required by the State of Florida Agency for Health Care Administration.

                      (h) The Owned Property is located in an area identified as a "flood hazard area" by the United States Department of Housing and Urban Develop-ment as shown in the survey delivered to the Purchaser pursuant to Section 2.5(c) hereof, or otherwise disclosed on Schedule 3.6(h), which survey, to the knowledge of the BHHS Florida Affiliates, is accurate and complete in all material respects. None of the BHHS Florida Affiliates has granted any easements or entered into an arrangement or agreement since the date of such survey which would cause any change to be made in such survey if such survey was performed as of the date hereof.

                      (i) None of the representations and warranties set forth in this Section 3.6 shall be deemed to pertain to any asbestos in the Real Property or Improvements or its condition.

                      (j) Nothing in this Section 3.6 shall be deemed to constitute a representation or warranty that any of the Improvements include any or all current medical or technological advances or are so-called "state of the art."

                      (k) Notwithstanding anything to the contrary contained herein, to the extent the repairs and maintenance listed on Schedule 3.6(k) hereto have been made or for which contracts have been entered into, the BHHS Entities make no representation or warranty as to those items that are the subject of such repairs or maintenance.

                 3.7 Property to Operate Facilities. To the knowledge of each BHHS Entity, and except as set forth in Schedule 3.7, the Assets constitute, in the aggregate, all the assets and property necessary for the conduct of the Facilities as currently conducted. All the assets and property of each BHHS Florida Affiliate necessary or useful in the conduct of the Facilities are located at the Real Property. To the knowledge of each BHHS Entity, and except as set forth in Schedule 3.7, all tangible personal property is in reasonably good operating condition and repair in all material respects, reasonable wear and tear excepted, taking due regard for the age of each of the items of personal property involved and in comparison in the aggregate to similar property in comparable facilities of comparable age, and is suitable for use in the ordinary conduct of the operations of the Facilities, and no material maintenance, repair or necessary replacement has knowingly been deferred. Nothing in this Section 3.7 shall be deemed to constitute a representation or warranty that any of the items of personal property include any or all current medical or technological advances or are so-called "state of the art."

                 3.8 Trade Names, Trademarks, Copyrights, Etc. Schedule 3.8 contains a schedule of all trade names, trademarks, service marks, copyrights, patents or applications for patents, and trade secrets used by the BHHS Florida Affiliates in the operation of the Facilities and their respective businesses or in which they have any rights (including licenses), together with a brief description of each. To the BHHS Florida Affiliates' knowledge, no BHHS Florida Affiliate has infringed, or is now infringing, upon any trade name, trademark, service mark, copyright, patent or trade secret belonging to a third party and no BHHS Florida Affiliate has received any written notice of infringement upon or conflict with the asserted rights of others. Except as set forth on Schedule
3.8 hereto, none of such names, marks, copyrights or patents, however, are registered with the United States Patent and Trademark Office or the United States Copyright Office. To the knowledge of the BHHS Florida Affiliates there are no trade names, trademarks, service marks, copyrights, patents or applications for patents and trade secrets other than those listed on Schedule
3.8 which are necessary for the conduct of the respective businesses of the BHHS Florida Affiliates as now being conducted, the loss of which could materially and adversely affect the prospects, operations or condition, financial or otherwise, of the Facilities. No director, officer, stockholder, or, to the knowledge of the BHHS Entities, employee, of any BHHS Entity or any predecessor has any interest in any of the foregoing rights.

                 3.9 Litigation. Except as set forth on Schedule 3.9 hereto, there is no action, suit, arbitration, proceeding or investigation pending or, to the knowledge of the BHHS Entities, threatened against or affecting any BHHS Florida Affiliate or any of their respective properties or rights or any of their respective officers or directors in their capacities as such, assets or business, whether at law or in equity, by or before any Governmental Entity. With respect to each litigation or claim described in
Schedule 3.9, copies of all pleadings, filings, judgments, orders, attachments, impositions of or recordings of liens and other documents have been furnished or made available to the Purchaser, except where doing so may jeopardize the legal position of any BHHS Entity.

                 3.10 Compliance with Laws; Environmental Matters.

                      (a) Each BHHS Florida Affiliate is in compliance with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its respective properties or business (including without limitation any that relate to the ownership and operation of hospitals and health care facilities, consumer protection, health and safety, products and services, proprietary rights, anti-competitive practices, collective bargaining, equal opportunity and improper payments), except for violations that individually or in the aggregate would not have a material adverse effect. No BHHS Entity nor, to the knowledge of the BHHS Entities, any directors or officers in their capacity as such, is in default with respect to any order, writ, injunction or decree, known to, or served upon, any BHHS Entity, of any Governmental Entity relating to the operation or ownership of the Assets. To the knowledge of the BHHS Entities, there is no existing law, rule, regulation or order, whether Federal, state or local, which would prohibit or materially restrict any BHHS Entity from, or otherwise materially adversely affect any BHHS Entity in, conducting its business in any jurisdiction in which it is now conducting business or in which it currently proposes to conduct business.

                      (b) No BHHS Entity has received any notice of any claim, requirement or demand of any Governmental Entity having or claiming any licensing, certifying, supervising, evaluating or accrediting authority over the BHHS Entities or their business to rework or redesign the Facilities, professional staff or professional services, procedures or practices in any material respect or to provide a material amount of additional furniture, fixtures, equipment or inventory so as to make such Facilities conform to or comply with applicable law.

                      (c) The BHHS Florida Affiliates and their respective officers and directors in their capacities as such, have not engaged in any activities which are prohibited under any laws, or the regulations promulgated pursuant to such Laws or related state or local laws, statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent;
(iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state health care programs; (vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a Facility; (viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a Facility in order that the Facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3); (ix) knowingly and willfully (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the state, or (b) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) (x) as a precondition of admitting the patient, or (y) as a requirement for the patient's continued stay in the Facility.

                      (d) (i) Specifically, without limiting the representations contained in subsection (a) hereof, except as disclosed in Schedule 3.10(d), the BHHS Florida Affiliates have obtained all permits and licenses which are required to conduct their respective businesses under all applicable Federal, state, county and local environmental statutes, laws, regulations, ordinances, rules, judgments, orders and decrees regulating the treatment, storage, recycling, transportation, release or disposal of any Hazardous Materials (as defined below) into the environment (collectively, "Environmental Laws"). Except as disclosed in Schedule 3.10(d), each BHHS Florida Affiliate is in material compliance (1) with the terms and conditions of all such permits and licenses and (2) with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it in connection with the conduct of its business or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any applicable Environmental Law. In addition, except as disclosed in Schedule 3.10(d), no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed to the knowledge of the BHHS Entities, and no investigation or review is pending or threatened by any Governmental Entity or any executive, legislative, judicial, regulatory or administrative entity with respect to any alleged failure by any BHHS Florida Affiliate to have any permit or license required for the generation, treatment, storage, recycling, transportation, release or disposal of any asbestos; PCBs; petroleum or petroleum products; or hazardous material, hazardous substance, extremely hazardous substance, regulated substance, industrial waste, residual waste, solid waste, toxic substances, toxic pollutants, contaminants or pollutants as any of these terms is currently defined under any Environmental Laws (collectively "Hazardous Materials") generated by or relating to any BHHS Florida Affiliate or any of their respective properties (or, to the knowledge of the BHHS Entities, any predecessor to any of the businesses or assets of the BHHS Florida Affiliates with respect to such businesses or assets) whether or not occurring at or on property owned or operated by any BHHS Florida Affiliate. Except as disclosed in
Schedule 3.10(d), no BHHS Florida Affiliate has, nor are any of their respective properties subject to, any material liability, contingent or otherwise, arising out of or resulting from the release, leakage, pouring, emission, emptying, injection, pumping, escaping, leaching, dumping, discharge, spillage, storage, burying or other disposal, whether on its own premises or through other persons, of any Hazardous Materials, (ii) except as disclosed by Schedule 3.10(d), (A) there are no Hazardous

Substances (as such term is defined in the Comprehensive Environment Response, Compensation and Liability Act of 1980 ("CERCLA") and equivalent state laws) in, beneath or migrating to or from the Owned Property and (B) except as set forth on Schedule 3.10(d), there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or operated by any BHHS Florida Affiliate, and (iii) there are no encumbrances in favor of any Governmental Entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such Governmental Entity in response to a release or threatened release of Hazardous Substances into the environment (collectively, "Environmental Encumbrances") arising under or pursuant to any Environmental Laws, and no governmental actions have been taken or, to the knowledge of the BHHS Entities that are in process which could reasonably be anticipated to subject the business of the BHHS Florida Affiliates to such Environmental Encumbrances and no BHHS Florida Affiliate is required to place any notice or restriction relating to the presence of Hazardous Substances at any facility owned or managed by the BHHS Florida Affiliates in any deed to such property.

                      (e) None of the representations and warranties set forth in this Section 3.10 shall be deemed to pertain to any asbestos in the Real Property or Improvements or its condition.

                      (f) Radon Gas: radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantity, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

                 3.11 Contracts.

                      (a) The BHHS Florida Affiliates have no existing contract, obligation or commitment (written or oral) (other than obligations involving annual payments of less than $50,000 or $750,000 in the aggregate) of any nature, including without limitation the following, except as set forth on
Schedule 3.11:

                      (i) Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans other than those agreements or plans that are set forth in Schedule 3.12;

                      (ii) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of any BHHS Florida Affiliate or any agreement or instrument evidencing any guaranty by any BHHS Florida Affiliate of payment or performance by any other person;

                      (iii) Agreements with any labor union or collective
                 bargaining organization or other labor agreements;

                      (iv) Any contract or series of contracts with the same person for the furnishing or purchase of equipment, goods or services;

                      (v) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which any BHHS Florida Affiliate is a party or by which any of them is bound;

                      (vi) Agreements which would, after the Closing Date, limit the freedom of the Purchaser to compete in any line of business or in any geographic area or with any person;

                      (vii) Agreements providing for acquisition or disposition of the assets, businesses or a direct or indirect ownership interest in any BHHS Florida Affiliate including without limitation the contract pursuant to which Manatee was purchased from the County of Manatee;

                      (viii) Any lease under which any BHHS Florida Affiliate is either lessor or lessee;

                      (ix) Any contract, commitment or arrangement not made in the ordinary course of business of any BHHS Florida Affiliate, including without limitation, any powers-of-attorney giving any person authority to act on behalf of any BHHS Florida Affiliate;

                      (x) Any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any trade name, trademark, service mark, copyright, patent or trade secret;

                      (xi) Any contract or series of contracts, commitments or arrangement relating to the provision of goods or services for any BHHS Florida Affiliate by any person who, to the knowledge of any BHHS Entity, is related to, or an affiliate of, any BHHS Entity or any officer, director or stockholder of any BHHS Entity, and any contract or series of contracts, commitments or arrangement relating to the provision of goods or services for any BHHS Florida Affiliate by any person the terms of which, to the knowledge of any BHHS Entity, were not determined on an arms' length basis;

                      (xii) Any contract with any managed care, preferred provider or other similar entity;

                      (xiii) Any patient care or pharmacy vending contract not
                 entered into in the ordinary course of business; or

                      (xiv) Agreements with any Governmental Entity, including without limitation Medicare and Medicaid provider agreements and indigent care contracts.

True and correct copies of all contracts, agreements, arrangements and similar instruments set forth on Schedule 3.11 have been provided or made available to the Purchaser. Each contract, agreement, arrangement, plan, lease (including lease agreements with respect to the Leased Properties under which any BHHS Florida Affiliate is either lessor or lessee) or similar instrument to which any BHHS Florida Affiliate is a party, and which is listed on Schedule 3.11 (collectively, the "BHHS Florida Affiliate Contracts"), is a valid and binding obligation of the BHHS Florida Affiliate party thereto and, to the best knowledge of the BHHS Florida Affiliates, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any BHHS Florida Affiliate Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof), and neither any BHHS Florida Affiliate nor, to the knowledge of the BHHS Florida Affiliates, any other party thereto (except Serving Software) has breached any material provision of, nor is in default in any material respect under the terms of (and, to the knowledge of the BHHS Florida Affiliates, no condition exists which, with the passage of time, the giving of notice, or both (including consummation of the transactions contemplated hereby), would result in a material default under the terms of), any of the BHHS Florida Affiliate Contracts.

                      (b) (1) Except as set forth on Schedule 3.11, no purchase contracts or commitments of any BHHS Florida Affiliate continue for a period of more than 12 months or are in quantities or amounts in excess of the normal, ordinary, usual and current requirements of its respective business or in excess of market prices generally available to purchasers of similar quantities; (ii) no BHHS Florida Affiliate Contract requires any BHHS Florida Affiliate to provide services at a fixed price; (iii) no BHHS Florida Affiliate has outstanding any bid, contract, commitment or proposal which, if not executory, would be required to be disclosed on Schedule 3.11 either (x) continuing for a period of more than 12 months or (y) quoting prices which are determined in a manner which is not consistent with past experience; and (2) none of such BHHS Florida Affiliate Contracts obligates any BHHS Florida Affiliate to perform services which any BHHS Entity knows or has reason to believe are at a price which would result in a material net loss on the provision of services, or are pursuant to terms or conditions it cannot reasonably expect to satisfy or fulfill in their entirety.

                 3.12 Employee and Labor Matters and Plans.

                      (a) Schedule 3.12 lists each of the following plans, contracts, policies and arrangements which is currently sponsored, maintained or contributed to by, or otherwise binding upon, any BHHS Florida Affiliate for the benefit of any current or former employee, director or other personnel (including any such plan, contract, policy or arrangement approved or adopted before, but effective on or after, the date of this Agreement): (i) the Retirement Plan, (ii) any other "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") whether or not in fact subject to the provisions of ERISA, and (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "Employee Plan").

                      (b) With respect to each Employee Plan, the BHHS Entities have delivered to the Purchaser true and complete copies of (i) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including without limitation any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan and (ii), where applicable, (1) the last two annual reports (5500 series) filed with the

Internal Revenue Service (the "IRS") or the Department of Labor, (2) the most recent balance sheet and financial statement, (3) the most recent actuarial report or valuation statement, (4) the most recent determination letter issued by the IRS, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the IRS or the Department of Labor within the last six years and any application therefor which is currently pending and (5) the last PBGC-1 filed with the Pension Benefit Guaranty Corporation (the "PBGC").

                      (c) Each Employee Plan has been maintained and administered in accordance with its material terms and in substantial compliance with the material provisions of applicable law, including without limitation applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and in substantial compliance with applicable law. With respect to each Employee Plan, except as disclosed in Schedule 3.12: (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor, the PBGC or any other Governmental Entity (other than routine disclosures, reports and filings); (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the best knowledge of the BHHS Entities, has been threatened; and
(iii) to the best knowledge of the BHHS Entities, no fact exists which could give rise to an action, suit, proceeding or claim which, if asserted, could result in a material liability or expense to any BHHS Florida Affiliate or the plan assets.

                      (d) With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, to the knowledge of the BHHS Entities there has occurred no transaction which is prohibited by
Section 406 of ERISA or which constitutes a "prohibited transaction" under
Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

                      (e) Schedule 3.12 identifies each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (i) the Employee Plan is a qualified plan under Section 401(a) or 403(a) of the Code, and its related trust is exempt from Federal income taxation under Section 501(a) of the Code, (ii) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Employee Plan has not been amended or, to the knowledge of the BHHS Entities, operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could cause the loss of such status, (iii) the remedial amendment period for the Plan to reflect the requirements of the Tax Reform Act of 1986 and subsequent legislation through the Omnibus Budget Reconciliation Act of 1993 will not expire before December 31, 1996, (iv) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code, (v) with respect to each such Employee Plan which is covered by Section 412 of the Code, there has been no accumulated funding deficiency, whether or not waived, within the meaning of

Section 302(a)(2) of ERISA or Section 412 of the Code, and there has been no failure to make a required installment by its due date under Section 412(m) of the Code and (vi) with respect to the Retirement Plan, (1) no reportable event within the meaning of Section 4043(b) of ERISA and the regulations thereunder has occurred, (2) no notice of intent to terminate the plan has been provided to participants or filed with the PBGC under Section 4041 of ERISA, nor has the PBGC instituted or threatened to institute any proceeding under Section 4042 of ERISA to terminate the plan and (3) no liability has been incurred under Title IV of ERISA to the PBGC or otherwise (except for the payment of PBGC premiums). No BHHS Florida Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA.

                      (f) Each trust which is intended to be exempt from Federal income taxation pursuant to Section 501(c)(9) of the Code has been identified as such on Schedule 3.12, and each such trust satisfies the requirements of that Section and is covered by a favorable IRS determination letter, and neither the trust nor any related plan has been amended or, to the knowledge of the BHHS Entities, operated since the date of the most recent determination letter in a manner which would adversely affect such exempt status.

                      (g) No Employee Plan listed on Schedule 3.12 is a multiemployer plan within the meaning of Section 3(37) of ERISA. No BHHS Florida Affiliate is, or within six years prior to the date hereof was, obligated to contribute or otherwise is or was a party to any such multiemployer plan. No BHHS Florida Affiliate has incurred or expects to incur any withdrawal liability under Title IV of ERISA (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with a complete or partial withdrawal from a multiemployer plan.

                      (h) The BHHS Florida Affiliates have complied in all material respects with the provisions of Section 4980(B) of the Code with respect to any Employee Plan or benefit arrangement which is a group health plan within the meaning of Section 5001(b)(1) of the Code. No BHHS Florida Affiliate maintains, contributes to, or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment (or other services) for such BHHS Affiliate, except as required in accordance with Code Section 4980(B). Except as set forth in Schedule 3.12, the BHHS Florida Affiliates have reserved the right to unilaterally terminate and/or amend each Employee Plan at any time.

                      (i) Schedule 3.12 sets forth a complete and accurate list showing the names, titles, length of employment or service, the rate of compensation and the amount of accrued paid time-off that is payable upon termination of all current officers of each BHHS Florida Affiliate and of all employees of or consultants to each BHHS Florida Affiliate that received, for the year ended December 31, 1994, or are expected to receive, during the year ending December 31, 1995, annual base salary or other compensation in excess of $60,000. None of such personnel is a party or subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments other than a plan, policy agreement or commitment listed on
Schedule 3.12. The BHHS Florida Affiliates are not in default with respect to any of the foregoing obligations.

                      (j) There have been no Federal or state government audits of the equal employment opportunity practices of the BHHS Florida Affiliates during the preceding 12-month period. To the knowledge of the BHHS Entities, there is no strike, dispute, slowdown or stoppage pending or threatened against or involving any BHHS Florida Affiliate. To the knowledge of the BHHS Entities, no BHHS Florida Affiliate has received written notice from any union or group of employees setting forth demands for representation, elections or present or future changes in wages, terms of employment or working conditions.

                      (k) Schedule 3.12 sets forth all outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $1,000 per individual) made by any BHHS Florida Affiliate to any of its officers, directors, employees, stockholders or consultants.

                 3.13 Insurance Policies. Schedule 3.13 contains a correct and complete description of all insurance policies of the BHHS Florida Affiliates covering the BHHS Florida Affiliates and their respective employees, agents and assets. Each such policy is in full force and effect and, to the knowledge of the BHHS Entities, is reasonably adequate in coverage and amount to insure against customarily insured risks to which the BHHS Florida Affiliates and their employees, businesses, properties and other assets may likely be exposed in the operation of their respective business. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of the BHHS Entities, no BHHS Florida Affiliate has failed to give any notice or present any claim thereunder in due and timely fashion. To the knowledge of the BHHS Entities, and except as set forth on Schedule 3.13, there are no pending claims against such insurance by any BHHS Florida Affiliate as to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 1994, no BHHS Florida Affiliate has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                 3.14 Records. The BHHS Florida Affiliates have records that accurately reflect its transactions and accounting controls sufficient so that such transactions are (i) in all material respects executed in accordance with each of their respective management's general or specific authorization and (ii) recorded in conformity with generally accepted accounting principles.

                 3.15 Professional Staff, Medicare, Medicaid and Other Health Care Programs.

                      (a) The professional licensed provider staff of the Hospital consists substantially of the persons whose names and status are set forth on Schedule 3.15 hereto.

                      (b) Each BHHS Florida Affiliate is certified for participation in the Medicare and Florida Medical Assistance ("Medicaid") programs, and has a current and valid provider contract with such programs.

                      (c) The BHHS Florida Affiliates have timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by any Governmental Entity to be made by them with respect to the purchase of services by third-party purchasers, including but not limited to Medicare and Medicaid programs and other insurance carriers, all such reports are complete and accurate in all material respects. The BHHS Florida Affiliates have paid or caused to be paid all refunds, discounts or adjustments which have become due in accordance with said reports as filed and have not been notified that there is any further liability now due (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, or any interest or penalties accruing with respect thereto. The BHHS Florida Affiliates have delivered to the Purchaser complete copies of all of their Medicare and Medicaid Cost Reports submitted by the BHHS Florida Affiliates for the two most recent fiscal years.

                      (d) Each BHHS Florida Affiliate and, to the knowledge of the BHHS Entities, their respective officers and directors (acting in their capacities as such), have not engaged in any activities which (i) could subject such person to sanctions under 42 U.S.C. Section 1320a-7 (other than subparagraph (b)(7) thereof) or (ii) at the time such activities were engaged in were known or reasonably could have been known to be prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. Section Section 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

                 3.16 Facility Surveys. True and complete copies of any and all licensure survey reports and any and all Medicare and/or Medicaid and JCAHO survey reports issued within the 24-month period preceding the execution of this Agreement with respect to each Facility for which surveys are conducted by the appropriate state or Federal agencies having jurisdiction thereof and JCAHO have been furnished to the Purchaser, along with true and complete copies of any and all plans of correction which the agencies required to be submitted in response to said survey reports.

                 3.17 Suppliers and Providers of Services.

                      (a) Schedule 3.17 lists all suppliers of goods to, and providers of services to, the BHHS Florida Affiliates to which the BHHS Florida Affiliates made payments during the fiscal year ended August 31, 1994 or expect to make payments during the year ending August 31, 1995, in excess of five percent of any BHHS Florida Affiliate's operating expenses as reflected on its statement of operations for such year (collectively, "Suppliers").

                      (b) Except as set forth on Schedule 3.17 pertaining to not-for-profit discounts, no BHHS Entity has any information which might reasonabl indicate that any of the Suppliers listed on Schedule 3.17 intends to cease selling or rendering services to, or dealing with, the BHHS Florida Affiliates, nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to alter in any material respect the amount of sales or service or the extent of dealings with the Purchaser, or would alter in any material respect the sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

                      (c) Except as set forth at Schedule 3.17, no BHHS Entity (or any entity controlled by any BHHS Entity) nor, to the knowledge of the BHHS Entities, any of their respective executive officers or directors (or any entity controlled by any executive officer or director) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, partner or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee or Supplier of any of the BHHS Florida Affiliates.

                 3.18 Licenses. Each BHHS Florida Affiliate, and, to the knowledge of BHHS Entities, its respective officers and directors possess all governmental registrations, certificates of need, consents, qualifications and accreditations materially relating to the ownership or operation of health care facilities, and other material licenses, permits, authorizations and approvals that are required by every Governmental Entity for the conduct of the business of such BHHS Florida Affiliate and the use of its properties as presently conducted or used including without limitation all material licenses required under any Federal, state or local law relating to, public health and safety, or employee health and safety (collectively, "Licenses"). Schedules 1.1(b) and 1.1(i) contain a true and complete list of the Licenses, exclusive of any Licenses with respect to state or local sales, use or other Taxes (as defined in Section 3.19). All of the Licenses are in full force and effect and no action or claim is pending nor, to the knowledge of the BHHS Florida Affiliates, is threatened to revoke or terminate any License or declare any License invalid in any material respect. No BHHS Florida Affiliate or any of its officers or directors or, to the knowledge of the BHHS Entities, employees is in default in any material respect under any of such Licenses and, to the knowledge of the BHHS Entities, other than as set forth on the Facility survey reports, copies of which have been provided to the Purchaser, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder, which default could reasonably be expected to have a material adverse effect on the business or operations of any BHHS Florida Affiliate.

                 3.19 Taxes.

                      (a) Except as specifically set forth in Schedule 3.19, (i) the BHHS Florida Affiliates have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports of Taxes (which for the purposes of this Agreement shall include all U.S. federal, state, local and foreign income, profits, franchise, unincorporated business, capital, general corporate, sales, use, occupation, property, excise and any and all other taxes) relating to the Assets or the Facilities that are or were required to be filed with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (ii) all Taxes (including interest, additions to tax and penalties thereon together with interest on such additions to tax and penalties) relating to the Assets or the Facilities that are due from or may be asserted against the BHHS Florida Affiliates (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been fully paid, deposited or adequately provided for on the books and financial statements of the BHHS Florida Affiliates and the Facilities or are being contested in good faith by appropriate proceedings, (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to the BHHS Florida Affiliates and which would have a material adverse effect on the Facilities, (iv) the BHHS Florida Affiliates have not given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes relating to the Facilities, and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of the BHHS Florida Affiliates and the Facilities are in force as of the date hereof with respect to any of the assets of the BHHS Florida Affiliates and the Facilities.

                      (b) To the BHHS Entities' knowledge, all deficiencies proposed in writing by taxing authorities which would have a material adverse effect on the Facilities have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings.

                      (c) All Taxes relating to the Assets or the Facilities that the BHHS Florida Affiliates are or were required by law to withhold, to deposit or to collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant taxing authority or have been accrued and reflected in the accounts of the Facilities.

                 3.20 No Illegal or Improper Transactions. No BHHS Entity has, nor, to the knowledge of the BHHS Entities, have any of their respective directors or officers, in their capacities as such, directly or indirectly used funds or other assets of any BHHS Florida Affiliate, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign;
(c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of any BHHS Florida Affiliate.

                 3.21 Related Party Transactions. To the knowledge of the BHHS Entities, except as set forth in Schedule 3.21, and except for compensation to employees for services rendered, no current director or officer of the Hospital is presently, or during the last fiscal year has been, (a) a party to any material transaction with the Hospital (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, or shareholder, or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of the Hospital with respect to the business, nor does any such person receive income from any source other than the Hospital which should properly accrue to the Hospital.

                 3.22 No Misleading Statements. This Agreement and the information and schedules referred to herein and the written information that has been furnished to the Purchaser in connection with the transactions contemplated hereby do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                 3.23 No Broker. The BHHS Entities represent and warrant that they have not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, except for Ernst & Young, whose fees and expenses shall be the sole responsibility of BHHS.

         4.      Representations and Warranties of the Purchaser and UHS.

                 In order to induce the BHHS Entities to enter into and perform this Agreement, the Purchaser and UHS, jointly and severally, represent and warrant as follows:

                 4.1 Organization. UHS is a corporation, and Purchaser is a limited partnership, each duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of UHS and the Purchaser is duly qualified to transact business as a foreign corporation or limited partnership, as the case may be, in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary, except where such failure to qualify would not have a material adverse effect on the Purchaser or UHS.

                 4.2 Authority and No Conflict. Each of UHS and the Purchaser has the full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by each of UHS and the Purchaser, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Certificate of Incorporation or By-laws of UHS or the Agreement of Limited Partnership of Purchaser; (b) conflict with, or result in any violation of or default or loss of any material benefit under, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which UHS or Purchaser is a party or to which any of their respective properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any material benefit under, or accelerate the performance required by, the terms of any agreement, contract indenture or other instrument to which UHS or Purchaser is a party, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default. All action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or prior to the Closing Date will have been taken or obtained by UHS and the Purchaser.

This is a valid and binding agreement of UHS and the Purchaser enforceable against each of them, respectively, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors.

                 4.3 Defaults, Consents, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation by UHS or the Purchaser of, or constitute a default by UHS or the Purchaser under, any material contractual obligation of UHS or the Purchaser or any legal requirement applicable to UHS or the Purchaser. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other person, including, without limitation, any party to any contractual obligation of UHS or the Purchaser, is required to be made by or on behalf of UHS or the Purchaser or such governmental authority or other person for the execution, delivery or performance of this Agreement by UHS and the Purchaser except for those contemplated hereby or which have been or will be obtained or for which waivers will be obtained prior to the Closing.

                 4.4 No Broker. UHS and the Purchaser represent and warrant that neither of them has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, to their knowledge, no broker or other person is entitled to any commission or finder's fee in connection with any of such transactions.

         5.      Obligations Before and After Closing.

                 5.1 BHHS Agreement. From and after the date hereof, the BHHS Entities agree that:

                      5.1.1 Access to Premises and Information. The Purchaser, UHS and their counsel, accountants, and other representatives will, with reasonable advance notice, have reasonable access during normal business hours to the BHHS Florida Affiliates, the Facilities and to all their properties, books, accounts and records, contracts and documents (other than attorney-client communications and attorney work product and Board and Board Committee Minutes relating to the sale of the Facilities) of or relating to the business of the Facilities provided that such access shall not interfere with the operation of the Facilities. In connection with the exercise by Purchaser or UHS of their rights hereunder, Purchaser and UHS agree to promptly repair any damage they cause to the properties or any of the improvements. Purchaser and UHS shall indemnify and hold the BHHS Entities harmless from and against any and all costs, claims, actions, damages, demands, expenses (including reasonable attorney's fees), injuries, judgments, liabilities, penalties, losses, and suits, suffered, sustained or incurred by any of the BHHS Entities arising from or in any way related to the exercise by Purchaser or UHS of their rights hereunder. The BHHS Entities will use all reasonable efforts to furnish or cause to be furnished to the Purchaser, UHS and their representatives all data and information concerning the business, finances, and properties of the BHHS Florida Affiliates and the Facilities that may reasonably be requested. Any of the BHHS Florida Affiliates reserves the right to require that any representative of the Purchaser or UHS desiring access hereunder be accompanied by the representative of the appropriate BHHS Florida Affiliate.

                      5.1.2 Conduct of Business in Ordinary Course. Subject to UHS' rights and obligations under that certain Management Services Agreement effective January 16, 1995 (the "Management Agreement"), the BHHS Florida Affiliates will carry on their respective businesses (including the operation of the Facilities) diligently, in the ordinary course and in substantially the same manner as such business has previously been carried out, and will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, make or institute any unusual or novel purchase, sale, lease, management, accounting policy or operation that will vary materially from those methods used by it during the 12 month period ending on the date of this Agreement.

                      Without limiting the foregoing, and except as may be in the ordinary course of business consistent with past practices, from the date hereof until the Closing Date, as it relates to the Facilities and their operation, the BHHS Entities will (i) not increase any compensation payable to any employees or consultants (except in the ordinary course of business); (ii) not enter into, materially amend or terminate any material contract, agreement, permit or lease without the prior written consent of the Purchaser which consent shall not be unreasonably withheld; (iii) not enter into any commitment to borrow money, mortgage, pledge, or subject to lien, charge or encumbrance any of the Assets except in the ordinary course of conduct of business or as contemplated hereunder; (iv) not sell or transfer any of the Assets or cancel any claim applicable to the Facilities except in the ordinary course of conduct of business or as contemplated hereunder; (v) keep in full force and effect all insurance relating to the business of the BHHS Florida Affiliates, including the Facilities, comparable in amount and scope of coverage to that now maintained;
(vi) perform all material obligations under Licenses, the BHHS Florida Affiliate Contracts and other documents relating to or affecting conduct of business of the BHHS Florida Affiliates, including the Facilities, all in the same manner as heretofore performed; (vii) use all reasonable efforts to maintain and preserve the Assets, the Facilities and their respective business organizations intact, their good will and relationships with their officers, employees, Suppliers, professional staff and others having a business relationship with them, and maintain all Licenses requisite to the conduct of their businesses as now conducted except for any changes therein resulting from the ordinary course of conduct of business or as contemplated hereunder; and (viii) maintain in working condition all equipment, and other personal property, reasonable wear and tear excepted.

                      5.1.3 Representations and Warranties True at Closing. All representations and warranties of the BHHS Entities set forth in this Agreement will also be true and correct in all material respects as of the Closing Date as if made on that date. The BHHS Entities each undertake to revise all Schedules hereto as may be necessary from the date hereof until the Closing Date. Any such revisions made pursuant to this Section shall be deemed to be conclusively accepted by Purchaser and UHS and shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically informs the BHHS Florida Affiliates otherwise in writing within ten
(10) business days of receipt of any such change.

                      5.1.4 Further Authorization. The BHHS Entities will take, or cause to be taken, such further actions as may be necessary or appropriate to authorize the execution, delivery and performance of this Agreement by them.

                      5.1.5 Interviewing Employees. The Purchaser shall be permitted to interview employees of the BHHS Florida Affiliates engaged in the Facilities for the purpose of offering employment to such employees in accordance with Section 5.3.3 hereof, provided that any such interviewing will not interfere with the performance by employees of their jobs.

                      5.1.6 No Shopping. From the date of this Agreement until the termination hereof, no BHHS Entity nor any of their respective officers, directors, stockholders, agents or representatives shall provide information to, solicit any indications of interest from, or negotiate with, any third party with respect to any possible sale of stock or assets, merger or other business combination or similar transaction involving the BHHS Florida Affiliates and/or the Facilities until the termination of this Agreement in accordance with the terms hereof.

                      5.1.7 Non-Competition. Each BHHS Entity agrees that neither it nor any of its affiliated entities will, for a period of five (5) years from the Closing Date directly or indirectly (i) own, build, invest in, assist in the development of, or have any management role in, any firm, corporation, business or other organization or enterprise engaged, directly or indirectly, in the provision of health care services within thirty miles of any Facility, (ii) solicit for employment any employee of the Facilities purchased by Purchaser pursuant to the terms of this Agreement, or (iii) interfere with, disrupt or attempt to disrupt the relationship between UHS and the Purchaser or any of their affiliates and any of their respective lessors, lessees, licensors, licensees, customers or suppliers pertaining to the Facilities. If any court determines that any of the restrictive covenants set forth in this Section 5.1.7, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                      5.1.8 Tax Returns Through Closing Date. The BHHS Florida Affiliates shall prepare and file on a timely basis all reports and returns of Taxes relating to the Assets or the Facilities with respect to all periods through and including the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Assets or the Facilities for such periods, including any interest, additions to tax or penalties thereon together with interest on such additions to tax or penalties except as otherwise assumed by the Purchaser pursuant to this Agreement. The BHHS Florida Affiliates shall be entitled to receive any tax refund of Taxes attributable to the Assets or conduct of the Facilities in respect of any period prior to and through the Closing Date to the extent paid by the BHHS Florida Affiliates.

                      5.1.9 Subsequent Liability. If, subsequent to the Closing Date, any liability for Taxes relating to the Assets or the conduct of the Facilities is imposed on the Purchaser with respect to any period prior to and through the Closing Date which has not otherwise been assumed by the Purchaser pursuant to this Agreement, then the BHHS Florida Affiliates shall indemnify and hold the Purchaser harmless, from and against, and shall pay, the full amount of such Tax liability, including any interest, additions to tax and penalties thereon, together with interest on such additions to tax or penalties (as well as reasonable attorneys' or other fees and disbursements of the Purchaser incurred in determination thereof or in connection therewith), or the BHHS Florida Affiliates shall, at their sole expense and in their reasonable discretion, either settle any Tax claim that may be the subject of indemnification under this Section 5.1.9 at such time and on such terms as they shall deem appropriate or assume the entire defense thereof, provided, however, that no BHHS Florida Affiliate shall in any event take any position in such settlement or defense that subjects the Purchaser to any civil fraud or any civil or criminal penalty. Notwithstanding the foregoing, no BHHS Florida Affiliate shall consent, without the prior written consent of the Purchaser, which prior written consent shall not be unreasonably withheld, to any change in the treatment of any item which would, in any manner whatsoever, affect the tax liability of the Purchaser for a period subsequent to the Closing Date.

                      5.1.10 FIRPTA Affidavits. At the Closing, the BHHS Entities shall execute and deliver to the Purchaser affidavits complying in all respects with Section 1445(b)(2) of the Code and the Purchaser agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the Treasury Regulations promulgated pursuant thereto, upon the execution and delivery of such affidavits to the Purchaser, no deduction shall be made or claimed against the Purchase Price of the Assets by reason of the requirements of Section 1445 of the Code.

                 5.2 BHHS/Purchaser/UHS Agreement. The BHHS Entities, the Purchaser and UHS agree that:

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



                      5.2.1 Consents. Each of the BHHS Entities, the Purchaser and UHS, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated hereby including without limitation, all filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) will use its reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and Governmental Entities necessary to be obtained by it, or any subsidiaries or affiliates, in order for it so to consummate such transactions; and (iii) will use all reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The BHHS Florida Affiliates shall cooperate with efforts by the Purchaser to obtain consents necessary to any assignment to the Purchaser of Licenses necessary to operate the Facilities. The BHHS Entities, the Purchaser and UHS will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. The Purchaser and UHS shall each use all reasonable efforts to assist the BHHS Entities in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

                      5.2.2 Public Announcements. Unless and to the extent required by law, each party hereto will agree in advance prior to the issuance by either of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or

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



make any such public statement without the agreement of the other party, which agreement shall not be unreasonably withheld. In the event that either party is required to issue a press release or make a public statement by law, it will use all reasonable efforts to notify the other party of the contents thereof in advance of the issuance or making thereof.

                      5.2.3 Confidentiality Obligations of the Parties. The confidentiality obligations of the parties from the time of the execution of this Agreement are contained in Exhibit C.

                 5.3  Purchaser/UHS Agreement. The Purchaser and UHS agree that:

                      5.3.1 Representations and Warranties True at Closing. All representations and warranties of the Purchaser and UHS set forth in this Agreement will also be true and correct as of the Closing Date as if made on that date.

                      5.3.2 Further Authorization. The Purchaser and UHS will take, or cause to be taken, such further actions as may be necessary or appropriate to authorize the execution, delivery and performance of this Agreement by them.

                      5.3.3 Employment of BHHS Florida Affiliates Personnel. The Purchaser shall offer to employ all personnel of the BHHS Florida Affiliates listed on Schedule 5.3.3 hereto on an at-will basis at substantially the same wage rates and substantially the same positions in effect for such employees as of the Closing Date. The Purchaser shall provide a comprehensive benefit package to such employees comparable to the benefits provided to similarly situated employees at other UHS facilities. The Purchaser will also offer retention of the medical staff with the same privileges (subject to then applicable medical staff by-law requirements) to all persons

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



on the medical staff of the Facilities on the Closing Date. Each employee will carry over to his employment with the Purchaser full credit for years of service with the BHHS Florida Affiliates for determining eligibility and vesting under employee benefits of the Purchaser (other than plans which are adopted after the Closing Date and which do not give credit for past service), and for determining the period of employment under a vacation, sick leave or other paid time off plan of Purchaser as well as for determining other entitlements and terms of employment affected by seniority under the Purchaser's employment policies. The Purchaser shall be liable for accrued sick leave, vacation or paid time off to the extent provided in Section 2.3(ii) hereto, and shall make such amounts available to employees in accordance with the Purchaser's standard policies concerning the use of paid time-off. An employee of the BHHS Florida Affiliates who becomes an employee of the Purchaser ("Transferred Employees") will be eligible to participate in the Purchaser's group health plan on the day following the Closing Date or, if later, the first day after the Closing Date on which the employee is actively at work for the Purchaser and the Purchaser shall waive the normal 30-day waiting period for entry into such plan. If an employee of the BHHS Florida Affiliates becomes covered under the Purchaser's group health plan, then any pre-existing condition limitation under the Purchaser's plan will be waived unless the waiver is prohibited by the plan document, by an insurance policy maintained as part of the plan or by applicable law, provided that the pre-existing condition limitation will apply with respect to any such employee who, as of the Closing Date, is subject to a similar limitation under the group medical plan(s) of the BHHS Florida Affiliates. The BHHS Florida Affiliates will remain liable for any COBRA coverage applicable to their current and former employees (and beneficiaries) in respect of their participation in a group

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



health plan of any of the BHHS Affiliates; and Purchaser shall have COBRA responsibility only for those employees of the BHHS Florida Affiliates who (a) become employees of the Purchaser, and (b) become covered under the Purchaser's group health plan. For purposes of pre-existing condition limitations, the commencement date for determining lapse of time shall be deemed to be the date employees become covered by the applicable BHHS plan. Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any contract between the Purchaser and any such employee which gives the employee the right to be retained in the employment of the Purchaser or any related employer, or to interfere with any employer's right to terminate employment at any time or to change its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees are not intended to be and shall not be construed as beneficiaries hereof. Purchaser shall assume responsibility for compliance with the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., in connection with post-closing involuntary termination of Transferred Employees, and shall indemnify the BHHS Entities pursuant to Section 11.3 hereof for any liabilities associated with non-compliance, provided, however, that Section 11.3(c) shall not apply with respect to such indemnification.

                      In addition, the Purchaser shall assume responsibility for any unemployment compensation that results from any involuntary termination of former employees of the BHHS Florida Affiliates after the Closing Date, and the Purchaser and UHS shall indemnify the BHHS Entities under Section 11.3 for any unemployment

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



compensation that may be imposed on the BHHS Entities for such post-closing terminations, provided, however, that Section 11.3(c) shall not apply with respect to such indemnification.

                      5.3.4 Bulk Sales Law. The Purchaser and UHS hereby waive compliance by the BHHS Florida Affiliates with all applicable bulk sales laws; provided, however, that this waiver shall not relieve the BHHS Entities of their indemnification obligations to UHS and the Purchaser pursuant to Section 11.2 hereof as a result of the BHHS Florida Affiliates' non-compliance with any applicable bulk sales or similar laws.

                      5.3.5 Purchaser/UHS Compliance. The Purchaser and UHS agree that they shall comply with all provisions of the Management Agreement.

         6. Conditions Precedent to the Performance of UHS and the Purchaser. The obligations of UHS and the Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. UHS and the Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by UHS or the Purchaser of any of their other rights or remedies, at law or in equity, if the BHHS Entities are in default of any of the representations, warranties, or covenants contained in this Agreement, except to the extent that such defaults are expressly waived.

                 6.1 Accuracy of Representations and Warranties. All representations and warranties by the BHHS Florida Affiliates in this Agreement or in any written agreement or in any written statement that is delivered to UHS or the Purchaser pursuant to this Agreement will be true and correct in all material respects on and as of the Closing Date as though made on that date.

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



                 6.2 Performance. The BHHS Florida Affiliates will have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

                 6.3 No Material Adverse Change. There shall have been no change in the Assets, tangible property, condition, financial or otherwise, results of operations of the BHHS Florida Affiliates and the Facilities from August 31, 1994 which in the aggregate are materially adverse (unless UHS in its role as manager under the Management Agreement shall have contributed to any changes in any material respect).

                 6.4 Certification by the Company. UHS and the Purchaser will have received certificates, dated the Closing Date, signed by the President and Chief Financial Officer of each of the BHHS Entities, respectively, certifying, in such detail as UHS and the Purchaser and their counsel may reasonably request, that the conditions specified in Sections 6.1, 6.2 and 6.3 hereof have been fulfilled in all material respects, including, but not limited to, certified copies of all resolutions of the BHHS Entities pertaining to corporate authorization of the execution, delivery and performance of this Agreement.

                 6.5 Opinion of the BHHS Entities' Counsel. UHS and the Purchaser shall have received from Gardner, Carton & Douglas, counsel to the BHHS Entities an opinion, which opinion may rely on opinions from other counsel to BHHS, dated the Closing Date, in form and substance reasonably satisfactory to UHS and the Purchaser.

                 6.6 Absence of Litigation. No action, suit, or proceeding before any court or any Governmental Entity, pertaining to the transactions contemplated by this Agreement or to their consummation, will have been instituted or threatened in writing

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



on or before the Closing Date (except for any action, suit or proceeding dismissed by the court or Governmental Entity or any threat which is frivolous).

                 6.7 Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a Governmental Entity to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such Governmental Entity which is reasonably likely to materially adversely affect the BHHS Florida Affiliates and the Facilities. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of the Purchaser to own or conduct the business of the BHHS Florida Affiliates.

                 6.8 Consents, Approvals, Permits, Licenses, etc. The waiting period under the HSR Act shall have expired or been terminated and all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any Governmental Entity (including without limitation receipt of licenses (or commitments to issue licenses) to own and operate the Facilities in Florida and for the Purchaser to conduct the business of the BHHS Florida Affiliates as currently conducted, approvals of the U.S. Department of Justice, the Federal Trade Commission and the Florida agencies responsible for hospital licensing and the CON or nonaction of the U.S. Department of Justice and the Federal Trade Commission within the applicable waiting period) in connection with the execution, delivery and performance of this Agreement and the consummation of

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



the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to UHS and the Purchaser and their counsel, and copies thereof shall be delivered to UHS and the Purchaser no later than three (3) days prior to the Closing. No such consent or approval (a) shall be conditioned on the material modification, cancellation or termination of any material Assumed Contract, or (b) shall impose on UHS or the Purchaser any material condition or provision or requirement with respect to the Facilities or their operation that is more restrictive in any material respect than or different in any material respect from the conditions imposed upon such operation prior to Closing, unless UHS and the Purchaser give their prior written approval, which consent shall not be unreasonably withheld.

                 6.9 Property Tax Records; Appraisal. UHS and the Purchaser shall have received such property tax records of the BHHS Florida Affiliates as they shall have reasonably requested, and an appraisal of the Assets (including the Owned Property but not the leased property) solely for the purpose of allocating the agreed Purchase Price by a qualified appraiser, reasonably satisfactory to the BHHS Entities and to UHS and the Purchaser, which records and appraisal will be used in arriving at and supporting the allocation of the Purchase Price for the Assets referred to in Section 8.2 hereof. The cost of the appraisal shall be borne equally by the BHHS Entities and the Purchaser.

                 6.10 Closing Matters. All proceedings to be taken by the BHHS Entities in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the

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



transactions contemplated hereby shall be reasonably satisfactory in form and substance to UHS and the Purchaser and their counsel.

                 6.11 Supplemental Disclosure. If the BHHS Florida Affiliates shall have supplemented or amended any Schedule pursuant to their obligations set forth in Section 5.1.3 hereof, with the result that there is a material adverse effect to the Purchaser and UHS, UHS and the Purchaser shall not have given notice to the BHHS Entities within the time permitted by Section 5.1.3, that, as a result of information provided to UHS and the Purchaser in connection with any or all of such amendments or supplements, UHS and the Purchaser have determined not to proceed with the consummation of the transactions contemplated hereby.

                 6.12 Risk of Loss. The risk of loss or damage to any of the tangible property, transfer of which is contemplated hereby, shall remain with the BHHS Florida Affiliates until the Closing and they shall maintain their insurance policies covering the assets and the Owned Property through the Closing. With respect to the Owned Property:

                      (a) If prior to the Closing, all or any part of the Owned Property is destroyed or damaged by fire or the elements or by any other cause, the respective BHHS Florida Affiliates shall within ten (10) days provide written notice thereof to Purchaser and shall also provide Purchaser, together with such notice, copies of all insurance then in force relating to such Owned Property, whereupon Purchaser may, by written notice to the BHHS Entities within twenty (20) days after receipt of notice of the occurrence, elect in writing not to purchase the Assets if such damage exceeds $1,000,000 and if the respective BHHS Florida Affiliates do not agree to repair, restore and replace such Owned Property to Purchaser's reasonable satisfaction and in

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



compliance with all state licensing requirements and Laws within 120 days of the notice of the casualty delivered to Purchaser. Purchaser's election to so terminate may be exercised, however, if after the respective BHHS Florida Affiliates agree to so repair, restore and replace, they fail to substantially effect such repair, restoration and replacement within such 120 day period. Upon such election, this Agreement shall wholly cease and terminate. If all or any part of the Owned Property is so destroyed but this Agreement is not so terminated by Purchaser, this Agreement shall not be affected, but Purchaser shall retain all of the respective BHHS Florida Affiliates' right, title and interest in and to the policies of insurance insuring against the loss and their interest in sums payable thereunder and they shall pay to Purchaser the amount of any deductibles under such insurance policies and any payments theretofore made on account of the destruction or damage unless already applied to repairs.

                      (b) In the event of the institution of any proceeding involving the proposed taking by eminent domain or a taking by eminent domain of all or any portion of the Owned Property prior to Closing, which would materially injure, damage, or decrease the value of the Owned Property in any material respect, Purchaser shall have the right and option to elect to cancel and terminate this Agreement by giving the BHHS Entities notice to such effect within thirty (30) days after its receipt of written notice of any such occurrence, whereupon this Agreement shall be deemed to be terminated. The respective BHHS Florida Affiliates shall within ten (10) days furnish Purchaser with written notice of any such occurrence and all available data related thereto. Should Purchaser so terminate this Agreement, this Agreement shall cease and terminate. If Purchaser does not so terminate this Agreement, Purchaser shall accept the Owned Property subject to such proceeding or without the portion of the Owned

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



Property taken, and the Purchaser shall retain all of the right, title and interest of the respective BHHS Florida Affiliates as owner of the Owned Property, in and to such proceeding and the proceeds of the award to be made in such proceeding, and they shall turn over to Purchaser the proceeds of any award (or payment made pending the making of the award) already received by them to the extent not retained by the respective BHHS Florida Affiliates.

                      All insurance proceeds attributable to the damage, destruction, or casualty loss of any of the assets other than the Owned Property prior to the Closing Date not expended in the replacement of such assets by the respective BHHS Florida Affiliates shall be assigned to Purchaser at the Closing, and the Purchase Price shall be reduced by an amount equal to the deductible amount not expended in the replacement of such assets under the applicable insurance policy.

         7.      Conditions Precedent to the BHHS Entities' Performance.

                 The obligations of the BHHS Entities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. The BHHS Entities may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver of any of the BHHS Entities' other rights or remedies, at law or in equity, if UHS or the Purchaser is in default of any of the representations, warranties or covenants contained in this Agreement, except to the extent that such defaults are expressly waived.

                 7.1 Accuracy of Representations and Warranties of UHS and the Purchaser. All representations and warranties by UHS and the Purchaser contained in this Agreement or in any written statement delivered by UHS and the Purchaser

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



under this Agreement at the Closing will be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                 7.2 Performance; Authorization. UHS and the Purchaser will have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                 7.3 Certificates. The BHHS Entities will have received certificates, dated the Closing Date, signed by the President and Chief Financial Officer of UHS and of the Purchaser certifying, in such detail as the BHHS Entities may reasonably request, that the conditions specified in Sections
7.1 and 7.2 hereof have been fulfilled in all material respects, including, but not limited to, certified copies of all resolutions of UHS and the Purchaser pertaining to authorization of the execution, delivery and performance of this Agreement by UHS and the Purchaser.

                 7.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement or to their consummation, will have been instituted or threatened on or before the Closing Date.

                 7.5 Consents. The waiting period under the HSR Act shall have expired or been terminated. All agreements and consents necessary to permit the consummation by the BHHS Entities, UHS and the Purchaser of the transactions contemplated by this Agreement shall have been obtained by the BHHS Entities, UHS and the Purchaser, respectively, and delivered to the BHHS Entities, UHS and the Purchaser, respectively, and no Governmental Entity having jurisdiction over the transactions

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



contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions. As to any Assumed Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, the respective BHHS Florida Affiliates shall use all reasonable efforts to obtain such consents promptly following the Closing Date and deliver constructive use of BHHS Florida Affiliate rights (and obligations) thereunder pending delivery of such consents.

                 7.6 Opinion of Counsel for UHS and the Purchaser. The BHHS Entities shall have received from Fulbright & Jaworski L.L.P., counsel to UHS and the Purchaser, and from Bond counsel acceptable to the BHHS Entities, a written opinion, dated the Closing Date, in form and substance satisfactory to the BHHS Entities.

                 7.7 Long Term Bonds. The Closing will be conditioned upon the receipt by BHHS of a favorable ruling from the Internal Revenue Service or receipt of an opinion from Mudge Rose Guthrie Alexander & Ferdon ("Mudge Rose") (which opinion is reaffirmed as of the Closing Date) satisfactory to BHHS and UHS relating to the defeasance or tender/purchase of certain long-term bonds (the "Bonds") issued by or on behalf of certain of the BHHS Florida Affiliates, and their Arizona affiliates described at Schedule 7.7. UHS, at the cost of BHHS, will assist BHHS in obtaining the ruling from the Internal Revenue Service relating to the defeasance of the Bonds. In the event BHHS becomes aware at any time that Mudge Rose is no longer able to deliver a satisfactory opinion, then BHHS agrees to file a request for a ruling from the Internal Revenue Service within 15 business days from the date it is advised that Mudge Rose can no longer deliver such opinion, and the parties shall postpone the Closing and the Management Agreement shall be extended on its current terms for a period of 90 days.

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



During such 90-day period, the parties shall negotiate in good faith for a possible revision of the Purchase Price and amounts payable under the Management Agreement. If no such agreement is reached, Purchaser shall have the option of terminating this Agreement and the Management Agreement or extending the Closing Date hereunder (with all other terms of this agreement remaining in effect) and the term of the Management Agreement, provided that during such extended term BHHS shall pay a delay penalty of $75,000 per month to Purchaser commencing immediately following such 90 day period.

                 7.8 Delivery of Documents. All proceedings to be taken by UHS and the Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the BHHS Entities and their counsel.

                 7.9 State Birds and Flowers Commemorative Collection. Purchaser shall have made arrangements satisfactory to the BHHS Entities for the preservation and display of the "State Birds and Flowers Commemorative Mint Stamp Collection" paintings maintained by the BHHS Florida Affiliates.

                 7.10 Receipt of Valuation Document. The BHHS Florida Affiliates shall have received on or before July 7, 1995 from an independent third party valuation consultant an opinion that the transactions contemplated hereby are fair from a financial point of view to the BHHS Florida Affiliates, or such other documentation as to value reasonably satisfactory to the BHHS Florida Affiliates (the "Valuation Document"); provided that this condition shall be deemed waived unless the BHHS Florida Affiliates shall have notified the Purchaser on or before July 10, 1995 of the

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



failure to receive such Valuation Document by such date, in which event the BHHS Florida Affiliates or the Purchaser shall have the right to terminate this Agreement within 5 days after such date; provided further that in the event the opinion of Mudge Rose referenced in Section 7.7 hereof is not received and BHHS seeks a ruling from the Internal Revenue Service referred to in such Section, it shall be a further condition to the BHHS Florida Affiliates' obligations hereunder that the BHHS Florida Affiliates shall have received a Valuation Document on or before the date 45 days prior to the extended Closing Date, provided that this condition shall be deemed waived unless the BHHS Florida Affiliates shall have notified the Purchaser on or before 40 days prior to the extended Closing Date of the failure to receive such Valuation Document by such date.

         8.      Joint Covenants.

                 8.1 Access to Books and Records; Cooperation. Following the Closing, UHS and the Purchaser shall cooperate with and permit BHHS and its affiliates and representatives and in accordance with applicable law, governmental authorities, (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the BHHS Florida Affiliates, or otherwise relating to the Assets for periods prior and subsequent to Closing to the extent necessary to audit reports or maintain or defend positions or comply in connection with any investigation, claim, liquidation or proceeding. Such books and records shall not be destroyed for at least five years after the Closing, and UHS and the Purchaser agree that, prior to the destruction or disposition of any such books or records at any time within five years after the Closing Date, UHS and the Purchaser shall provide not less than 45 days', nor more than 90 days', prior written notice to BHHS of such proposed destruction or disposal. If BHHS desires to obtain any of such documents, it may do so by notifying UHS and the

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



Purchaser in writing at any time prior to the date scheduled for such destruction or disposal. In such event, UHS and the Purchaser shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to BHHS, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by BHHS. UHS and the Purchaser shall cooperate with BHHS in the defense of any litigation, investigation, claim or proceeding related to the BHHS Entities including the provision of witnesses and records in a timely manner as reasonably requested by BHHS. UHS and Purchaser also agree (a) to abide by any applicable confidentiality privileges all as in the ordinary course of business;
(b) to promptly notify the applicable BHHS Entity in writing of any claim or threatened claim against any such BHHS Entity or its present, previous or future directors or officers arising out of any matter relating to the Assets; (c) to promptly deliver to the applicable BHHS Entity all correspondence or other written materials received by UHS or Purchaser after Closing pertaining to such BHHS Entity or its present, previous or future directors or officers; and (d) to require any subsequent owner or operator of the Assets for a period of five years from the date hereof to also agree in writing to be bound by this Section 8.1.

                 8.2 Allocation of Purchase Price. The Purchase Price shall be allocated in its entirety among the Assets and the Non-Competition Agreement in accordance with Schedule 8.2 hereto and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder to the extent reasonably satisfactory to UHS, the Purchaser and the BHHS Entities. The BHHS Entities, UHS and the Purchaser shall file all information and tax returns (and any amendments thereto) in a manner consistent with this Section 8.2 and comply with the applicable information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder. If, contrary to the intent of the parties hereto as expressed in this Section 8.2,

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



any taxing authority makes or proposes an allocation different from that contained in this Section 8.2, the BHHS Entities and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

                 8.3 Employee Plans. Except as otherwise specifically provided in Section 2.3(ii) or (iii), or in this section, the Purchaser does not and will not assume the sponsorship of, or the responsibility for contributions to or any liability or obligation in connection with, any Employee Plan or any other compensatory plan, program, arrangement or agreement for the benefit of any employee or agent or former employee or agent (and their respective beneficiaries) of the BHHS Florida Affiliates. Effective immediately after the Closing Date, the Purchaser will assume sponsorship of the Retirement Plan (defined in Section 1.1(j)), or, at the election of Purchaser, the parties will arrange for the transfer of assets, subject to benefit liabilities, by the Retirement Plan to a new or existing qualified pension plan maintained by Purchaser. In either case, all of the assets of the Retirement Plan, subject to all of the benefit liabilities thereof, shall be transferred to and assumed by the Purchaser. The BHHS Entities, at their sole expense, shall take such actions as are necessary in order to maintain the qualified status of the Retirement Plan through the Closing Date. On or as soon as practicable after the Closing Date, the BHHS Entities shall provide Purchaser with such records and information as may be reasonably requested in order to enable Purchaser to carry out its responsibilities with respect to the Retirement Plan after the Closing Date. Purchaser and the BHHS Entities will cooperate fully with each other and, will execute and furnish such documents and take such other and further action as may be reasonably requested by the other in connection with the orderly and proper

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



transfer and assumption of assets and liabilities of the Retirement Plan as contemplated herein. The provisions of this section will not affect the Purchaser's obligations imposed by Section 5.3.3. The Purchaser shall be permitted to terminate or freeze accruals under the Retirement Plan; provided, however, that Purchaser complies with the specific obligations pertaining to the Retirement Plan which are incorporated in Section 22 of this Agreement.

         9.      Certain Actions After the Closing.

                 9.1 Delivery of Property Received by the BHHS Entities, UHS or the Purchaser After Closing. From and after the Closing, the Purchaser shall have the right and authority to collect, for the account of the Purchaser, all assets which shall be transferred or are intended to be transferred to the Purchaser as part of the Assets as provided in this Agreement, and to endorse with the name of the BHHS Florida Affiliates any checks or drafts received on account of any such assets. The BHHS Entities agree that they will transfer or deliver to the Purchaser, promptly after the receipt thereof, any cash or other property which the BHHS Entities receive after the Closing Date in respect of any assets transferred or intended to be transferred to the Purchaser as part of the Assets under this Agreement. In addition, UHS and the Purchaser agree that they will transfer or deliver to the BHHS Entities, promptly after receipt thereof, any cash or other property which UHS or the Purchaser receives after the Closing Date in respect of any assets not transferred or intended to be transferred to the Purchaser as part of the Assets under this Agreement.

                 9.2 Purchaser Appointed Attorney for the BHHS Florida Affiliates. The BHHS Florida Affiliates, effective at the Closing Date, hereby constitute and appoint the Purchaser, its successors and assigns, the true and lawful attorney of the BHHS Florida Affiliates, in the name of either the Purchaser or the respective BHHS Florida

Affiliates (as the Purchaser shall determine in its sole discretion) but for the benefit of the Purchaser: (i) to institute and prosecute all proceedings which the Purchaser may reasonably deem proper in order to collect, assert or enforce any claim, right or title of any kind of the Purchaser in or to the Assets as provided for in this Agreement; (ii) to defend or compromise upon at least five days advance written notice to the BHHS Entities any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as the Purchaser shall reasonably deem advisable; and (iii) to take all action which the Purchaser, its successors or assigns may reasonably deem proper in order to provide for the Purchaser, its successors or assigns, the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to this Agreement shall not have been obtained. The BHHS Florida Affiliates acknowledge that the foregoing powers are coupled with an interest and shall be irrevocable. Except as otherwise provided by Section 9.1, the Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Purchaser agrees to act in good faith in seeking to collect, assert or enforce any claim against any third party in accordance with this Section 9.2.

                 9.3 Subrogation of the Purchaser. In the event the Purchaser shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the BHHS Entities on or prior to the Closing Date, the BHHS Florida Affiliates agree that the Purchaser shall be and hereby is, to the extent permitted under such policies and to the extent consistent with Section 11 hereof, subrogated to any rights of the BHHS Florida Affiliates under such insurance coverage, and, in addition, the BHHS Entities agree to promptly remit to the Purchaser any insurance proceeds which they may receive on account of any such liability or damage to the extent of the damages suffered by Purchaser.

                 9.4 Payment of Liabilities. Following the Closing Date each of the Purchaser and the BHHS Florida Affiliates agree to discharge in accordance with their terms the Assumed Liabilities and the Excluded Liabilities, respectively, as provided in the Agreement.

         10.     The Closing.

                 Assuming the satisfaction or the waiver of satisfaction of the conditions contained herein (including but not limited to those specified in Sections 6 and 7 hereof), all documents (which shall be dated as of August 31,
1995) shall be executed and delivered at the offices of Gardner Carton & Douglas, 321 North Clark Street, Chicago, Illinois, on August 4, 1995 and the Closing shall occur on August 31, 1995 (the "Closing Date"), or at such other time and place as the parties hereto may mutually agree but in no event later than the Termination Date unless the approvals specified in Sections 6.8 or 7.5 or 7.7 have not yet been obtained. If one or more of such requested approvals is denied, the Termination Date shall be sixty (60) days after written notice to UHS or Purchaser thereof. Furthermore, the Closing Date shall not occur until such time as the BHHS Arizona Affiliates have completed the refinancing of certain of their bonds, so long as that refinancing is completed on or prior to the Termination Date. If the transaction is not closed on or before September 30, 1995 (or as extended by written agreement of the parties) (the latest such date, the "Termination Date" (except to the extent that the applications for the regulatory approvals specified in Sections 6.8 or 7.7 are still pending, in which case the Termination Date shall be 60 days after notice to UHS of the denial of such approvals), the Deposit shall be disbursed in accordance with the terms of the Escrow Agreement. If the pending applications for regulatory approvals are granted after September 30, 1995 but not later than June 30, 1996, then the Closing Date shall be within sixty days thereafter. If the regulatory approvals are not granted on or before June 30, 1996, then June 30, 1996 shall be the Termination Date. If the Closing does not occur on August 31, 1995 due solely to default of the Purchaser, then Purchaser shall pay the BHHS Entities all resulting loss and expense incurred by them due to their ordering of time-limited securities on or after August 1, 1995 for a bond refinancing in anticipation of an August 31, 1995 Closing whether or not there is a subsequent Closing. This shall not limit any other remedies to which they would be entitled (including retention of the First and Second Deposits) if Closing does not occur thereafter by September 30, 1995 due solely to default by Purchaser. If the Closing does not occur on August 31, 1995 due solely to the default of the BHHS Entities, then the BHHS Entities shall pay UHS all resulting funding costs incurred by UHS due to their issuance of debt securities for all periods from August 31, 1995 until the Closing Date (or until the Contract is terminated) whether or not there is a subsequent closing. UHS funding costs shall equal the product of (i) the difference between (x) the interest rate on its publicly offered Senior Debt Securities, as adjusted by any interest rate hedge entered into by the Purchaser in connection with the issuance of such Securities and (y) the average rate of United States Treasury bills with a maturity of thirty days, based on the weekly average of the rates therefor in Federal Reserve Statistical Release H.15 for the period Closing is delayed multiplied by (ii) the Purchase Price. This shall not limit the other remedies to which Purchaser or UHS would be entitled if Closing does not occur by September 30, 1995 due to default of the BHHS Entities. The parties shall be deemed in default if such party fails or refuses to close the transaction despite the satisfaction or waiver of all conditions to Closing set forth herein (other than those conditions which have not been satisfied due to the willful or grossly negligent acts or omissions of the defaulting party).

         11.     Survival of Representations; Indemnification.

                 11.1 Survival of Representations, Etc. All representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the expiration of two (2) years from the Closing Date, and, thereafter, in any case, to the extent a claim in writing is made prior to such expiration with respect to any breach of such representation or warranty until such claim is finally determined or settled; provided, however, that (i) the representations and warranties of the BHHS Entities contained in Section 3.23 hereof, and the representations and warranties of UHS and the Purchaser contained in Section 4.4 hereof and (ii) the representations and warranties of the BHHS Entities contained in Sections 3.15, 3.19, and 3.20 and (iii) the covenants among the BHHS Entities, UHS and the Purchaser contained in Sections 5.1.8, 5.1.9 and 5.1.10 of the Agreement shall remain in full force and effect until the expiration of the applicable statute of limitations.

                 11.2 Indemnification by the BHHS Entities. The BHHS Entities, jointly and severally, shall defend and indemnify UHS and the Purchaser and hold UHS and the Purchaser wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses

(including, without limitation, reasonable attorneys' fees of one counsel) that UHS and the Purchaser incurs as a result of, or with respect to:

                      (a) any inaccuracy in or breach of any representation or warranty of any of the BHHS Entities contained in this Agreement to the extent UHS and/or the Purchaser suffer damage by reason of such breach;

                      (b) except as expressly assumed by the Purchaser under this Agreement or in the documents executed at Closing, any claim or cause of action against or liability or obligation (actual or alleged), of any nature whatsoever arising out of or relating to the use or operation of the Facilities or any other business of the BHHS Entities prior to the Closing Date, or any act or omission of the BHHS Entities, or any of their agents, employees, or officers, occurring prior to the Closing Date, including, without limitation, any claim or cause of action arising out of or relating to any act of malpractice of any of them occurring prior to the Closing Date.

                      (c) Except with respect to the representations set forth in Sections 3.2 (Ownership of Assets), 3.19 (Taxes) and 3.23 (No Broker), liabilities not assumed by Purchaser hereunder and specific covenants or agreements by any of the BHHS Entities hereunder, the indemnity provided for by
Section 11.2(a) shall not apply to any claim, or the cost of defense thereof until the aggregate of all claims made under Section 11.2(a), and the cost of defense thereof total an aggregate of $350,000, in which event this indemnity shall apply to all such claims.

                 11.3 Indemnification by the Purchaser and UHS. The Purchaser and UHS, jointly and severally, shall defend and indemnify the BHHS Entities and hold the BHHS Entities wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and cost of appeal) and expenses (including, without limitation, reasonable attorneys' fees of one counsel) that the BHHS Entities incur as a result of, or with respect to:

                      (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of UHS or the Purchaser contained in this Agreement to the extent any of the BHHS Entities suffer damage by reason of such breach;

                      (b) any claim, cause of action, liability or obligation (actual or alleged), of any nature whatsoever arising out of or relating to the use or operation of the facilities on or after the Closing Date or any act or omission of UHS or the Purchaser, or any of their agents, employees, officers, successors, assigns or affiliates, occurring on or after the Closing Date (or during the time prior to the Closing Date during which UHS or Purchaser participates in the management of the Facilities), including, without limitation, any claim or cause of action arising out of or relating to any act of malpractice, occurring after the Closing Date.

                      (c) Except with respect to the representation set forth in
Section 4.4 (No Broker), liabilities specifically assumed by Purchaser hereunder and specific covenants or agreements of the Purchaser hereunder, the indemnity provided by Section 11.3(a) shall not apply to any claim, or the cost of defense thereof, until the aggregate of all claims made under Section 11.3(a), and the cost of defense thereof total an aggregate of $350,000, in which event this indemnity shall apply to all such claims.

                 11.4 Procedure for Indemnification. The following procedure shall apply with respect to any claims or proceedings covered by the foregoing agreements to indemnify and hold harmless:

                      (i) The party who is seeking indemnification (the
                 "Claimant") shall give written notice to the party from whom indemnification is sought

                 (the "Indemnitor") promptly after the Claimant learns of the claim or proceeding but (with respect to breaches of representations and warranties only) not later than the period after the Closing Date (if any) specified in Section 11.1 hereof, setting forth with reasonable specificity the basis for the claim; provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Claimant uses its best efforts to mitigate Claimant's damages, except to the extent it is actually damaged thereby.

                      (ii) With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, however that the Claimant may employ counsel, of its own choosing, at its sole expense. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may, at its sole expense, retain separate counsel in connection therewith, which counsel shall be consulted by Indemnitor regarding the resolution of any claim. Subject to the foregoing, the Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld.

                 11.5 Limitations on Indemnification Rights. Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer, taxing body or other governmental agency. Each party shall be obligated to take reasonable actions to receive such benefits.) No claim for indemnification for breach of any representation or warranty (but not claims under Section 11.2(b) or 11.3(b)) by Claimant under this Agreement may be made more than two (2) years after the Closing Date, except that any claim for breach of the representations contained in Sections 3.15, 3.19 3.20, 3.23 and 4.4 may be made within six months after expiration of statute of limitations.

         12.     Entire Agreement; Modification, Waiver.

                 This Agreement and its Schedules and Exhibits constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties other than the Management Agreement, effective January 16, 1995, by and between UHS and UHS of Florida, Inc. and the BHHS Entities and other than the Escrow Agreement by and between UHS and the BHHS Entities and Bank One, Arizona N.A. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         13. Expenses. The parties shall each bear their respective legal, accounting and other expenses in connection with the transactions contemplated hereby whether or not the transaction is consummated. Notwithstanding the foregoing, the BHHS Florida Affiliates shall be responsible for all closing costs, including without limitation title costs, title insurance (based on an amount not to exceed the value allocated to the Owned Property and Improvements in the allocation referred to in Section 8.2 hereof), recording fees and transfer and other taxes arising from the transactions contemplated hereby, provided that UHS will reimburse the BHHS Florida Affiliates for one-half of such costs up to a maximum reimbursement of $250,000.

         14.     Further Assurances.

                 The parties from time to time will execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated by the Agreement.

         15.     Successors and Assigns; Assignment.

                 This Agreement will be binding on, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Purchaser may, upon providing written notice to the BHHS Entities, assign all of its rights and obligations hereunder to an affiliate of UHS, provided that no such assignment shall relieve Purchaser or UHS from its obligations hereunder.

         16.     Notices.

                 All notices, requests, demands and other communications required or permitted to be given or made under this Agreement will be in writing and will be

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



delivered personally or will be sent postage prepaid by United States registered or certified mail, return receipt requested or by overnight courier service as follows:

                 (a)      To the BHHS Entities at:
                          Baptist Hospitals and Health Systems, Inc.
                          2224 West Northern Avenue
                          Suite D-300
                          Phoenix, AZ 85021
                          Attention: Gerald L. Wissink, President

                          with copies to:

                 (b)      To the BHHS Entities at:
                          Baptist Hospitals and Health Systems, Inc.
                          2224 West Northern Avenue
                          Suite D-300
                          Phoenix, AZ 85021
                          Attention:  William J. Alsentzer, Jr., Esq.  and to:

                 (c)      Gardner, Carton & Douglas
                          c/o Michael W. Peregrine, Esq.
                          321 North Clark Street, Suite 3400
                          Chicago, IL 60610-4795

                 (b)      To the Purchaser at:

                          UHS of Florida, Inc.
                          c/o Universal Health Services, Inc.
                          Universal Corporate Center
                          367 South Gulph Road
                          King of Prussia, PA  19406
                          Attention:  President

                          with a copy to:

                          Universal Health Services, Inc.
                          Universal Corporate Center
                          367 South Gulph Road
                          King of Prussia, PA  19406
                          Attention: General Counsel

         17.     Governing Law.

                 This Agreement will be construed in accordance with, and governed by, the laws of the State of Florida.

         18.     No Third-Party Rights.

                 Each signatory hereto agrees that it is its specific intent to create no third-party rights by virtue of this agreement other than as expressly set forth herein.

         19.     Execution in Counterparts.

                 This Agreement may be executed simultaneously in one or more counterparts and each of which shall be deemed an original agreement, but all of which altogether shall constitute one and the same instrument.

         20.     Knowledge.

                 For purposes hereof, "knowledge," "known to" or similar phrases shall mean matters actually known to the officers of the BHHS Entities listed on
Schedule 3.1.1.

         21.     Access to Information.

                 Purchaser and UHS will make available to the BHHS Entities financial statements of Purchaser and UHS and such other financial records and other documents concerning Purchaser and UHS as the BHHS Entities may reasonably request, as well as any communications from, to or with any governmental or regulatory agency.

         22.     Additional Assumed Liability of Purchaser.

                 To the extent required by such agreement, the Purchaser shall perform all requirements of paragraph 14.01 of that certain May 9, 1984 Acquisition Agreement between MHHS and the County of Manatee, which paragraph is hereby incorporated by reference for the benefit of certain employees of Manatee Memorial Hospital as stated therein. These obligations shall be made applicable to any subsequent owner or operator of Manatee Memorial Hospital.

         23.     No Partnership or Agency.

                 None of the BHHS Entities shall be considered to be in partnership or joint venture with nor an affiliate of any of Purchaser or UHS nor shall Purchaser nor UHS be considered to be in partnership or joint venture with nor an affiliate of any of the BHHS Entities, nor shall any BHHS Entity be considered to be an agent of Purchaser or UHS nor Purchaser or UHS be an agent of any BHHS Entity.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of June 30, 1995.

                                  MANATEE MEMORIAL HOSPITAL, L.P.

                                  By: UHS OF MANATEE, INC., General Partner



                                  By:    /s/ Steve Filton
                                      ------------------------

                                  BAPTIST HOSPITALS AND HEALTH SYSTEMS, INC


                                  By:    /s/ Gerald L. Wissink
                                      ------------------------

                                  MANATEE HOSPITALS AND HEALTH SYSTEMS, INC.


                                  By:    /s/ Gerald L. Wissink
                                      ------------------------

                                  INTERMED AMERICA INC.


                                  By:    /s/ Gerald L. Wissink
                                      ------------------------

                                  FLORIDA HOME HEALTH SERVICES - MANASOTA, INC.


                                  By:    /s/ Gerald L. Wissink
                                      ------------------------

                                    GUARANTEE

         Universal Health Services, Inc., a Delaware corporation, hereby unconditionally guarantees all obligations of the Purchaser under that certain Asset Purchase Agreement dated June 30, 1995. In case of any breach by the Purchaser of its obligations hereunder, any or all of the BHHS Entities may proceed without notice against UHS immediately without first proceeding against Purchaser.

                                 UNIVERSAL HEALTH SERVICES, INC.

                                 By:    /s/ Steve Filton
                                     ---------------------------


June 30, 1995

                           CONFIDENTIALITY OBLIGATIONS

                 Until the Closing Date, each party shall keep all information obtained from any other party either before or after the date of this Agreement confidential, and no party shall reveal such information to, nor produce copies of any written information for, any person outside its management group or its professional advisors without the prior written consent of the other parties, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law. If the transactions contemplated by this Agreement should fail to close for any reason, each party shall return to the original provider as soon as practicable all originals and copies of written information provided to such party by or on behalf of any other party and none of such information shall be used by any party, or their employees, agents or representatives in the business operations of any party. Notwithstanding the foregoing, each party's obligations hereunder shall not apply to any information or document which is or becomes available to the public other than as a result of a disclosure by such party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than such other party or its officers, directors, employees, representatives or agents. The parties' obligations hereunder shall survive the termination of this Agreement.

                                    EXHIBITS

A   -   BHHS Florida Affiliates and Facilities

B   -   Escrow Agreement

C   -   Confidentiality

                                    SCHEDULES

1.1(a)           Contractual Rights and Obligations; Third Party Consent;
                 Assignable Leases

1.1(b)           Licenses and Permits

1.1(c)           Description of Tangible Personal Property

1.1(g)           Intangible and Intellectual Property

1.1(i)           Certificate of Need

1.2              Other Excluded Assets

3.1.1            State of Incorporation and Qualification

3.2              Ownership of Assets - Exceptions

3.4.2            Accounts Receivable

3.4.4            Material Adverse Events Subsequent to Balance Sheet Date

3.6 Description of Real Property, Permitted Encumbrances, Property, Plant and Equipment ("Improvements") Exceptions, Notices, Survey, Repairs and Maintenance

3.7              Tangible Personal Property Exceptions

3.8              Trade Names, Trademarks, Copyrights, Etc.

3.9              Litigation

3.10(d)          Compliance with Laws:  Environmental Matters

3.11             Contracts

3.12             Employee and Labor Matters and Plans

3.13             Insurance Policies; Insurance Coverage Claim Exceptions

3.15             Professional Licensed Staff

3.17             Suppliers of Goods and Providers of Services

3.19             Taxes

3.21             Related Party Transactions

5.3.3            BHHS Florida Affiliates Personnel

7.7              Long Terms Bonds

8.2              Allocation of Purchase Price